Exhibit 2.1

EXECUTION VERSION

Business Combination Agreement
by and among

ACP Holdings Acquisition Corp.
as the Purchaser

Maestro Merger Sub, Inc.
as Merger Sub

and

May Mobility, Inc.
as the Company

Dated September 15, 2026

i

ii

iii

EXHIBITS

Exhibit A	Purchaser Charter upon Domestication
Exhibit B	Purchaser Bylaws upon Domestication
Exhibit C	Certificate of Merger
Exhibit D	Series A Preferred Stock Certificate of Designation
Exhibit E	Domesticated Purchaser PIPE Investor Warrants
Exhibit F	A&R Registration Rights Agreement
Exhibit G	Sponsor Lock-Up Agreement
Exhibit H	Cyrus Lock-Up Agreement
Exhibit I	Keyframe Lock-Up Agreement
Exhibit J	Certificate of Incorporation of Surviving Corporation
Exhibit K	Bylaws of Surviving Corporation
Exhibit L	Form SVSA

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 15, 2026 by and among ACP Holdings Acquisition Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), Maestro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”), and May Mobility, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, prior to the Effective Time and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such de-registration, continuation and domestication, the “Domestication”), with the continuing entity following the Domestication to be named “May Mobility, Inc.”;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibit A and Exhibit B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to “May Mobility Technology, Inc.” or another name mutually agreed by the Purchaser and the Company prior to the Domestication;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”) resulting in the Company becoming a direct wholly-owned Subsidiary of the Purchaser;

WHEREAS, (a) immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, the holders of the Purchaser Class B Ordinary Shares shall elect to convert each Purchaser Class B Ordinary Share held by them, on a one-for-one basis, into a Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”); and (b) in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (ii) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iii) each then issued and outstanding unit of the Purchaser (the “Cayman Purchaser Units”) shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half of one (½) Domesticated Purchaser Warrant, in each case without any further action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, take customary and reasonable actions in support of and, upon the effectiveness of the Registration Statement, vote or consent to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the Transactions;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, on or prior to October 5, 2026, certain Sellers will execute, and the Company will deliver to the Purchaser, such executed Seller Voting and Support Agreements, pursuant to which such Sellers will agree to, among other things, take customary and reasonable actions in support of and, upon the effectiveness of the Registration Statement, vote or consent to adopt and approve this Agreement and the other documents contemplated hereby to which they are or will be a party (including the applicable Ancillary Documents) and the Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement or from time to time following the date hereof and prior to or concurrently with the Closing, the Purchaser may enter into subscription agreements on forms mutually acceptable to the Company and the Purchaser (collectively, the “PIPE Subscription Agreements”) with investors (the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree to make a private investment in the Purchaser, and purchase from the Purchaser, shares of the Purchaser’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Purchaser’s Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock, in substantially the form attached hereto as Exhibit D (the “Series A Preferred Stock Certificate of Designation,” and such stock the “Domesticated Purchaser Series A Preferred Stock”) and warrants to purchase Domesticated Purchaser Common Stock in substantially the form attached hereto as Exhibit E (the “Domesticated Purchaser PIPE Investor Warrants”), substantially concurrently with the Closing (such investments, the “PIPE Investment”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, the Sellers party thereto and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit F, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Company, the Sponsor and the Purchaser will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit G, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Purchaser, funds managed by Cyrus Capital Partners, L.P. and the other parties thereto will enter into a lock-up agreement (the “Cyrus Lock-Up Agreement”), in substantially the form attached hereto as Exhibit H;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Purchaser, Keyframe Capital Partners, LP and the other parties thereto will enter into a lock-up agreement (the “Keyframe Lock-Up Agreement”), in substantially the form attached hereto as Exhibit I;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents to which it is a party and consummate the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents to which it is a party and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the Sellers;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Domestication is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into the Ancillary Documents providing for the Domestication; (b) determined that the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (c) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (d) adopted a resolution directing that this Agreement, the Domestication, the Merger and the other Transactions (as applicable) be submitted to the Purchaser Shareholders for adoption and recommended the approval and adoption of this Agreement, the Domestication, the Merger and the other Transactions (as applicable) by the Purchaser Shareholders;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and the sole shareholder of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; and (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, the Purchaser, in its capacity as the sole shareholder of Merger Sub has: (a) determined that the Merger is in the best interests of Merger Sub, and deemed it advisable for Merger Sub to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; and (b) approved this Agreement, the Ancillary Documents and the Transactions (including the Merger) on the terms and subject to the conditions of this Agreement; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (ii) adopting the Purchaser Bylaws upon Domestication, (iii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under section 206 of the Cayman Companies Act and the Purchaser shall obtain a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, the holders of the Purchaser Class B Ordinary Shares have elected to convert each Purchaser Class B Ordinary Share held by them, on a one-for-one basis, into one Purchaser Class A Ordinary Share and in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Purchaser Common Stock, (ii) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one Domesticated Purchaser Warrant, pursuant to the Warrant Agreement, and (iii) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Common Stock and one-half of one (½) Domesticated Purchaser Warrant; in each case without any further action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned Subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall mean the Surviving Corporation.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be in the forms attached hereto as Exhibit J and Exhibit K respectively.

(e) Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the board of directors and the executive officers of the Surviving Corporation shall be the same as set forth in Section 6.19 and otherwise in accordance with the terms of this Agreement (or as otherwise may be determined by the Purchaser and the Company).

Article II
CONSIDERATION

Section 2.01 Pre-Effective Time Conversions. Immediately prior to the Effective Time:

(a) each Company Convertible Security that is outstanding immediately prior to the Effective Time (if any), including all principal and interest thereunder, to the extent applicable, shall automatically convert in full into shares of Company Preferred Stock or Company Common Stock, as applicable, in accordance with the terms thereof, such that immediately thereafter, all of the Company Convertible Securities shall no longer be outstanding and shall cease to exist, and each holder of a Company Convertible Security shall thereafter cease to have any rights with respect thereto;

(b) each Company Warrant exercisable for Company Preferred Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants converted into Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities;

(c) immediately after giving effect to the conversions and exercises set forth in Section 2.01(a) and Section 2.01(b), each issued and outstanding share of Company Preferred Stock (including each share of Company Preferred Stock issued upon the conversions and exercises described in Section 2.01(a) and Section 2.01(b), as applicable) shall automatically convert into such number of shares of Company Common Stock into which such shares of Company Preferred Stock, as applicable, are convertible in connection with the Merger pursuant to the Company’s Organizational Documents, such that upon such conversion, all of the Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities; and

(d) each Company Warrant exercisable for Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities.

Section 2.02 Conversion of Securities.

(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) Each share of Company Common Stock that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and converted into the right to receive a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio; and

(iii) each Company Option, whether or not such Company Option is a Vested Company Option, shall automatically (without any further action required of the holder of such Company Option): (x) cease to represent an option to purchase or acquire shares of Company Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the Company Equity Incentive Plan or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated Purchaser Common Stock(rounded up to the nearest whole cent), equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option by (2) the Exchange Ratio (a “Purchaser Option”). Notwithstanding anything in this Section 2.02(a)(iii) to the contrary, the exercise price and terms applicable to the Purchaser Options and the number of shares of Domesticated Purchaser Common Stock subject to the Purchaser Options shall, in each case, be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Section 2.03 Surrender and Payment.

(a) Exchange Fund. Immediately prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Odyssey for the benefit of the stockholders of the Company (other than with respect to any Excluded Shares and Company Options) evidence in book-entry form of shares of Domesticated Purchaser Common Stock collectively representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the Aggregate Consideration (the “Exchange Fund”). The Purchaser shall cause Odyssey, pursuant to irrevocable instructions, to pay the Aggregate Consideration out of the Exchange Fund and in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Odyssey to deliver to each holder of shares of Company Common Stock, other than any holders holding solely Excluded Shares, instructions for exchanging each such holder’s shares of Company Common Stock (other than any Excluded Shares and Company Options) for such holder’s applicable portion of the Aggregate Consideration from the Exchange Fund, and which shall be in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Odyssey shall deliver the applicable portion of the Aggregate Consideration to each such holder with respect to such shares of Company Common Stock. Effective as of the close of business on the Business Day prior to the Closing Date, the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company and the Purchaser have been notified of, in writing, prior to the Closing Date. For the avoidance of doubt, entitlement to vote at any stockholder meeting of the Company shall be determined as of the applicable record date established in accordance with the Company’s Organizational Documents and applicable Law.

(c) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Odyssey to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Odyssey’s duties shall terminate. Thereafter, each stockholder of the Company may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such stockholder’s claim for the portion of the Aggregate Consideration that such stockholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Corporation or Odyssey shall be liable to any Person for any portion of the Aggregate Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Aggregate Consideration that remains undistributed to stockholders of the Company as of immediately prior to the date on which such portion of the Aggregate Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, cancelled in accordance with Section 2.02(a)(i) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights), shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the Aggregate Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Consideration to which such holder is entitled pursuant to Section 2.02, without interest thereon, upon surrender of the share certificate or certificates representing such Dissenting Shares in accordance with Section 2.03.

Section 2.05 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Common Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number.

Section 2.06 Adjustment. The Aggregate Consideration and the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, subdivision, combination, exchange of shares or other like change with respect to Domesticated Purchaser Common Stock occurring prior to the date the shares comprising the Aggregate Consideration are issued.

Section 2.07 Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any share certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Odyssey shall issue, in exchange for such lost, stolen or destroyed share certificate, the portion of the Aggregate Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such share certificate(s) as contemplated under this Agreement.

Section 2.08 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are deducted and withheld in accordance with this Section 2.08 and timely paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, except for any payments made pursuant to the last sentence of this Section 2.08, the Purchaser shall use commercially reasonable efforts to provide (x) the Company with advance written notice of any intention to deduct and withhold from any consideration payable to any Seller and (y) such recipient of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Target Companies in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the applicable Company Subsidiary’s payroll to facilitate applicable withholding.

Article III
Closing

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. At least two (2) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemption; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing (including a reasonable breakdown by Person of amounts owed by the Purchaser, and all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Company)); and (iii) the number of shares of Domesticated Purchaser Common Stock, the number of Domesticated Purchaser Warrants, the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser Warrants (excluding the Domesticated Purchaser PIPE Investor Warrants), the number of shares of Domesticated Purchaser Series A Preferred Stock, and the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser PIPE Investor Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a reasonable breakdown by Person of amounts owed by the Company, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser)).

Section 3.03 Payment of Expenses and Treatment of Closing Indebtedness.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

(c) Closing Indebtedness. On the Closing Date, the Purchaser shall pay the outstanding amount of the Closing Indebtedness to the holders of the Closing Indebtedness only to the extent that repayment of such Closing Indebtedness is contractually required upon the consummation of the Transactions pursuant to the terms of the applicable Indebtedness. Notwithstanding anything to the contrary in this Agreement, the Company or any Company Subsidiary shall be permitted to repay, refinance, convert into equity of the Purchaser or the Company, or otherwise satisfy any Closing Indebtedness (or any portion thereof) by any combination of the foregoing, prior to or at the Closing; provided, that no such action by the Company shall cause the condition set forth in Section 7.02(e) to not be satisfied.

Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date of this Agreement and as of the Closing (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be made then only as of such particular date or with respect to such specific period), as follows:

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. May Mobility Japan G.K. (“MM Japan”) is an entity duly formed, validly existing and in good standing under the Laws of Japan and has all requisite corporate, limited liability company or other (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. May Mobility IP Holdings, LLC (“MM IP Holdings”) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered to the extent such or similar concepts are recognized and applicable in such jurisdiction and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in material violation of any provision of its Organizational Documents.

Section 4.02 Authorization; Binding Agreement. Subject to the receipt of the Requisite Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with its Organizational Documents and (b) other than the Requisite Stockholder Approval, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or will be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. At or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and Transactions, (iii) directed that this Agreement be submitted to its stockholders for adoption and (iv) recommended that its stockholders adopt this Agreement.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of any Company Securities, and the number of such Company Securities held by each such holder as of the date of this Agreement. Other than the Company Securities set forth on Section 4.03(a) of the Company Disclosure Letter, the Company does not have any other issued or outstanding equity interests.

(b) Prior to giving effect to the Transactions, all of the Company Securities (other than the Company Options) will be owned by the Sellers free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with applicable Laws, including applicable securities Law, and the Company’s Organizational Documents, and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company, any Company Subsidiary or, to the Knowledge of the Company, any of its stockholders, is a party or bound relating to any Company Securities or equity interests in any Company Subsidiary, whether or not outstanding. Except with respect to the Company Options, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Target Company. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company Securities or any equity interests of any Company Subsidiary. Except as set forth in the Organizational Documents of the Target Companies, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with applicable securities Laws. Each Company Option has been validly granted or issued and properly approved by the Company’s board of directors (or appropriate committee thereof) in accordance with the terms of the Company Equity Incentive Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying equity securities of the Company on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code.

(c) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any shares, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) All Indebtedness of the Target Companies as of the date of this Agreement is set forth on Section 4.03(d)(i) of the Company Disclosure Letter. Except as set forth on Section 4.03(d)(ii) of the Company Disclosure Letter, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Lien on its properties or assets.

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the name of each of the Company’s Subsidiaries (each, individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and with respect to each Company Subsidiary (a) its jurisdiction of incorporation or organization, (b) all names other than its legal name under which such Company Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of its issued and outstanding shares or other equity interests and the record holder thereof (as applicable). All of the outstanding equity securities of MM IP Holdings are duly authorized and validly issued, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company free and clear of all Liens other than those imposed under MM IP Holdings’ Organizational Documents, applicable Laws or Permitted Liens. All of the capital contributions made by the Company in MM Japan were duly authorized and validly made. Except for the Company, no Target Company holds any equity interests, or an ownership interest by means of capital contributions, in any other Person.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the Requisite Stockholder Approval and the Consents and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Target Companies of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any of the Target Companies is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, clearance, approval, waiver, authorization, waiting period expiration or termination, or notice to or declaration or filing with any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the Ancillary Documents to which it is or will be a party or the consummation by the Target Companies of the Transactions, except for: (i) pursuant to the applicable requirements of the HSR Act, (ii) any consent, clearance, approval, waiver, authorization, waiting period expiration or termination, or notice to or declaration or filing with any Governmental Authority, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) compliance with any applicable requirements of the Laws; and (iv) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the draft unaudited consolidated balance sheet of the Target Companies and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows for the three month period ending March 31, 2026 (the “Interim Company Financials”) and (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2025 and December 31, 2024, and the related consolidated audited statements of operations, statements of comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows for the fiscal years then ended (the “Audited Financial Statements” and, together with the Interim Company Financials, the “Company Financials”). The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and were derived from and accurately reflect in all material respects the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with applicable Law and commercially reasonable business practices. Except as set forth on Section 4.06(a) of Company Disclosure Letter, the Company Financials present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in stockholder equity (in the case of the Audited Financial Statements) and cash flows of the Target Companies as of the dates and for the periods indicated in such Company Financials (except in the case of the Interim Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end audit adjustments (to the Knowledge of the Company, none of which is expected to be material)), and in the case of the Audited Financial Statements, in conformity in all material respects with GAAP (except as may be specifically indicated in the notes thereto). No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a commercially reasonable system of internal controls designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) None of the Target Companies has identified in writing nor has any Target Company received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (ii) any fraud that involves the Company’s financial statements, the Company’s management or other employees who have a material role in the preparation of the Company Financials or the internal controls over financial reporting utilized by the Company or (iii) any complaint, assertion, claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected on or reasonably reserved for in the Company Financials or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet of the Target Companies in the ordinary course of business consistent with past practice; (c) arising under this Agreement, any Ancillary Document, or incurred in connection with the Transactions; (d) executory obligations existing as of the date of this Agreement pursuant to any Contract, which, in each case, are not related to any known breach or default by the Target Companies; or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the Transactions, since December 31, 2025 through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) each Target Company (i) has conducted its business in the ordinary course of business consistent with past practice, (ii) has not taken any action or committed or agreed to take any action that, if taken after the date hereof, would be prohibited by Section 6.02(b).

Section 4.09 Compliance with Laws. Each Target Company has, during the past three (3) years, materially complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as whole. Except as set forth on Section 4.09 of the Company Disclosure Letter, during the past three (3) years, no written notice of non-compliance with any applicable Law has been received by any Target Company, except for any such written notice as would not reasonably be expected to be material to the Target Companies, taken as whole.

Section 4.10 Government Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter is a true and complete list, as of the date of this Agreement, of each Government Contract to which a Target Company is a party (each, a “Company Government Contract”). Each Company Government Contract was legally awarded to the applicable Target Company, is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. The Company has delivered or made available to Purchaser, to the extent legally permissible, true and complete copies of each Company Government Contract.

(b) Section 4.10(b) of the Company Disclosure Letter sets forth a current, accurate, and complete list of each Government Bid that, (i) if awarded, is reasonably expected to involve the aggregate payments by or to the Target Companies in excess of $1,000,000 during any twelve (12)-month period and (ii) any Target Company has entered into or submitted to a Governmental Authority within the twelve-month period ending on the date of this Agreement or for which no notice of award decision has been received by any Target Company.

(c) With respect to each Company Government Contract or Government Bid to which a Target Company is a party or is otherwise bound, and except as set forth on Section 4.10(c) of the Company Disclosure Letter:

(i) each Target Company has complied in all material respects with the terms and conditions of such Government Contract or Government Bid and applicable Law, including regulatory and code requirements and maintaining of proper Permits and certificates, applicable to such Government Contract or Government Bid;

(ii) all representations and certifications duly executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects as of their effective date;

(iii) no Government Contract awarded to any Target Company has been terminated for default within six years prior to the date of this Agreement. Neither the Company nor any Company Subsidiary has received any notice in writing terminating or indicating an intent to terminate any Government Contract for convenience; and

(iv) neither the Company nor any Company Subsidiary has received written notice of, nor does the Company have Knowledge of any facts that could reasonably cause, any (A) cure notice, show cause notice or stop work order, (B) termination for default or determination of non-responsibility, or (C) suspension, debarment or proposed debarment.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Letter, neither the Company nor any Principal (as that term is defined in 48 C.F.R. § 2.101) of the Company, nor any Company Subsidiary, nor to the Knowledge of the Company, any Principal (as that term is defined in 48 C.F.R. § 2.101) of a Company Subsidiary:

(i) is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of a government contract or subcontract; or

(ii) has, during the last six (6) years, been indicted, criminally or civilly charged, convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state, or local) contract or subcontract, or violation of federal or state antitrust statutes relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property.

(e) Each Target Company has, to the extent appropriate in accordance with the terms of the applicable Government Contracts and applicable Laws, (i) taken all reasonable steps to protect rights in and to all technical data, computer software, and other intellectual property developed in connection with the Government Contracts and (ii) complied in all material respects with all notice requirements, applicable Laws and contractual requirements relating to the placement of legends or restrictive markings on all technical data, computer software, computer software documentation, and other Intellectual Property developed in connection with a Government Contract, used in performance of a Government Contract, or delivered or otherwise provided to a Governmental Authority.

Section 4.11 Company Permits. Each Target Company holds all material Permits required to own, lease and operate its assets and properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, (i) each Company Permit is in full force and effect, and (ii) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, during the past three (3) years, no Target Company (A) has been in material default or violation of any Company Permit applicable to such Target Company or (B) has received written notice of revocation, cancellation, material noncompliance, limitation, suspension, restriction, or involuntary termination of any Company Permit.

Section 4.12 Litigation. Except as set forth on Section 4.12 of the Company Disclosure Letter and as would not reasonably be expected to be material to the Target Companies, taken as a whole, there are no (a) Legal Proceedings of any nature currently pending, noticed in writing or, to the Company’s Knowledge, threatened against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such; (b) pending, noticed in writing or, to the Knowledge of the Company, pending or threatened, audits, written requests for information or inquiries outside of the ordinary course of business, examinations or investigations by any Governmental Authority against any Target Company; (c) pending, threatened or noticed in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; or (e) Orders imposed, noticed in writing or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date this Agreement of all Contracts described in clauses (i) through (xix) below, other than the Company Benefit Plans (except that the Contracts listed in respect of clauses (ix) and (xi) shall include any applicable Company Benefit Plans), to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”):

(i) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area, or to sell, or provide any service or product or solicit any Person in any material respect, including any non-competition covenants, customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, teaming agreement, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) All Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person, occurring in the last five (5) years;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business consistent with past practice), (A) occurring in the last three (3) years or (B) relating to the pending or future acquisitions or dispositions, in each case of clauses (A) and (B), involving aggregate payments in excess of $1,000,000;

(vi) Each lease, rental agreement, installment and conditional sale agreement that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other similar interest in any real property or Personal Property; and (B) involves aggregate annual payments in excess of $250,000 for agreements related to real property and $250,000 individually for agreements related to Personal Property;

(vii) Each Contract that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $2,000,000 during any twelve (12)-month period;

(viii) All Contracts with any Top Customer or Top Supplier (other than customary purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business);

(ix) Each collective bargaining (or similar) agreement or Contract between any Target Company on one hand, and any labor union or other body similarly representing employees of any Target Company on the other hand;

(x) All Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,500,000;

(xi) Any Contract that is between any Target Company and any directors, officers or employees of a Target Company that provide for change in control, retention or similar payments or benefits that, in each case, are contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xii) Any Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $3,000,000 (including pursuant to any joint venture) in any twelve (12)-month period;

(xiii) All Contracts that relate to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary release of claims, confidentiality, non-disparagement or similar obligations) in excess of $1,000,000;

(xiv) Any Contract (A) pursuant to which any of the Target Companies grants to a third Person a license or other right to use, or agrees not to enforce or assert, any Owned Intellectual Property material to the business of any Target Company (other than non-exclusive licenses of Owned Intellectual Property granted to customers or end users in the ordinary course of business); or (B) pursuant to which any of the Target Companies is granted a license or other right to use any Intellectual Property of a third Person that is material to the business of any Target Company (other than (1) licenses of open source Software and (2) Off-the-Shelf Software) and in each case of (A) and (B), other than (x) Contracts containing confidentiality provisions that would not otherwise be required to be set forth pursuant to this clause (xiv) but for an express or implied right therein to use confidential or proprietary information that is incidental to the primary purpose of the Contract (other than non-disclosure or similar agreements entered into in the ordinary course of business), and (y) non-exclusive licenses granted in the ordinary course of business that are incidental to the primary purpose of the Contracts in which such licenses are granted (the “Material IP Contracts”);

(xv) All Contracts involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xvi) Any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority entered into within the last five (5) years;

(xvii) each Contract with an automotive vehicle manufacturer; and

(xviii) all Company Government Contracts; and

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms, each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, and except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms and except as otherwise disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract: (i) no Target Company is in material breach of or default under, and to the Knowledge of the Company, no event has occurred, that with the passage of time or giving of notice or both would constitute a material breach of or default under, by any Target Company, or permit termination or acceleration by the other party thereto, such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Knowledge of the Company, oral notice, of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect.

(c) True, correct and complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser, to the extent legally permissible.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, accurate, and complete list, as of the date of this Agreement, of: (i) all U.S. and foreign issued Patents and Patent applications, Trademark registrations and applications and Copyright registrations, internet domain name registrations, and social media user names and handles in each case, owned by or exclusively licensed to a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material Software and material unregistered trademarks and service marks, in each case owned by a Target Company. Each item of Company Registered IP is subsisting, and has not been adjudicated as invalid or unenforceable. Each Target Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a) of the Company Disclosure Letter), or has a valid right to use all Intellectual Property currently used, licensed or held for use by such Target Company and necessary for the current conduct of the business of such Target Company. No item of Company Registered IP that is Owned Intellectual Property and consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP that is Owned Intellectual Property, the Target Companies have obtained valid assignments of inventions from each inventor, and have recorded such assignments. Except as set forth on Section 4.14(a) of the Company Disclosure Letter, all Company Registered IP and other Intellectual Property, in each case owned by the Target Companies is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP and such other owned Intellectual Property.

(b) No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability or ownership of, or any Target Company’s right to use, sell, license or sublicense, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. No Target Company has received in the past four (4) years any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restricts the rights of a Target Company to use, transfer, license or enforce any material Owned Intellectual Property or material Intellectual Property exclusively licensed to a Target Company, (ii) restricts the conduct of the business of a Target Company in any material respect in order to accommodate a third Person’s Intellectual Property, or (iii) other than any Contracts required to be set forth on Section 4.13(a) of the Company Disclosure Letter pursuant to Section 4.13(a)(xiv)(A), grant any third Person any right to use any material Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past six years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or licensing of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past six years has been, infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(d) No current or former officers, employees or independent contractors of a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed in writing or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no material violation by a Target Company’s employees or contractors of such Target Company’s policies or practices related to protection of its Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would reasonably be expected to materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures designed to maintain the security of all Owned Intellectual Property, including measures designed to protect the secrecy and confidentiality of confidential Trade Secrets constituting Owned Intellectual Property or any other Trade Secrets in the possession or control of a Target Company that were provided to a Target Company subject to written confidentiality or nondisclosure obligations. All Persons who have participated in or contributed to the creation or development of any Intellectual Property for or on behalf of the Target Companies (which Intellectual Property is or was at the time intended to be owned by the Target Companies) have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Target Companies (or all such right, title, and interest vested in the Target Companies by operation of Law).

(e) Each Target Company is in compliance in all material respects with all licenses governing (i) any open source Software that is incorporated into or used, linked, or bundled with any material Owned Intellectual Property and (ii) to the Knowledge of the Company , open source Software indirectly incorporated into any Owned Intellectual Property by way of third-party Software therein that itself incorporates open source Software. No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code for such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for the purpose of making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any Patents constituting Owned Intellectual Property (each of (i) – (iv), a “Copyleft Action”). No Person other than a Target Company (or any employees or contractors of the Target Companies requiring any source code for any Company Software to perform services for the Target Companies and subject to reasonable confidentiality and non-disclosure obligations) possesses, or has an actual or contingent right to access or possess, a copy in any form of any source code for any Company Software and all such source code is in the applicable Target Company’s possession and has been maintained as strictly confidential.

(f) Except as set forth on Section 4.14(f) of the Company Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution or research center, was used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any material Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(g) Within the past three (3) years, there has been no material unauthorized access to information and data that is considered “personally identifiable information,” “personal information,” “personal data,” “biometric information,” or any similar term by any applicable Privacy Laws (“Personal Information”) in the possession or control of a Target Company, or otherwise held or processed on a Target Company’s behalf, nor has there been any material loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of such Personal Information. Within the past three (3) years, no Target Company has experienced any material security incident that has compromised the integrity or availability of the IT Assets owned or, operated by the Target Companies, or the Personal Information or Company confidential information thereon. Within the past three (3) years, no material written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information or relating to any information security-related incident has been received by a Target Company nor has a Target Company been required by applicable Privacy Laws to notify in writing any person or entity of any Personal Information security-related incident. Each Target Company has complied in all material respects with all applicable Privacy Laws, Contract requirements and the Target Companies’ externally published policies relating to privacy, Personal Information, protection, cybersecurity and the collection, processing and use of Personal Information (collectively, the “Privacy Requirements”). Except in each case as set forth on Section 4.14(g) of the Company Disclosure Letter, each Target Company has implemented appropriate policies and commercially reasonable safeguards (i) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of Personal Information, in its possession or control, or held or processed on its behalf, and (ii) regarding the integrity, security and availability of the IT Assets owned or operated by the Target Companies. Except as would not reasonably be expected to have a Company Material Adverse Effect, the IT Assets owned or controlled by the Target Companies do not contain any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities, unauthorized tools or scripts that would reasonably be expected to adversely impact the confidentiality, integrity and availability of such IT Assets. The IT Assets used by the Target Companies operate and perform as required by the Target Companies for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Target Companies.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Target Companies (i) maintain technical documentation describing the Target Companies’ proprietary neural networks used by the Target Companies in the development or use of the proprietary AI/ML owned by the Target Companies (the “Proprietary AI/ML”) that is reasonably sufficient to enable programmers with appropriate skills and experience to modify, debug, and improve such proprietary neural networks in the ordinary course of business consistent with past practice; (ii) retain information, in human-readable form, regarding the Proprietary AI/ML that is reasonably sufficient to explain (or assist in explaining) the operation and outputs of the Proprietary AI/ML, which can be provided to regulators upon request; (iii) have complied in all material respects with all Laws applicable to the Proprietary AI/ML that are in force and effect as of the date of this Agreement; (iv) (A) are not a party to a pending or threatened Legal Proceeding alleging that training data used by the Target Companies in the development, training, improvement or testing of the Proprietary AI/ML was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; (B) have not received any written report, finding or impact assessment from any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation in (A); or (C) have not received any written request for information from regulators or legislators concerning the Proprietary AI/ML; (v) have not used any AI/ML (including generative AI/ML) in a manner that would reasonably be expected to adversely affect the validity or the Target Companies’ ownership of any Owned Intellectual Property; and (vi) have not taken any actions which would reasonably be expected to bring the Target Companies in scope of the European Union’s Artificial Intelligence Act (as set out in Article 2 of the European Union’s Artificial Intelligence Act) for any (x) prohibited AI system (as set out in Article 2 of the European Union’s Artificial Intelligence Act); (y) any “high-risk” AI system (as categorized by Article 6 of the European Union’s Artificial Intelligence Act); or (z) any general-purpose AI model or general-purpose AI system (as defined in Article 3 of the European Union’s Artificial Intelligence Act). None of the Target Companies has used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third-party online source.

(i) The consummation of any of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code, in connection with any Material IP Contract. After giving effect to the consummation of the Transactions, the Company shall be permitted to exercise, directly or indirectly through the Company Subsidiaries, all of the Target Companies’ rights under any Material IP Contract to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such Transactions.

Section 4.15 Taxes and Returns.

(a) Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(i) Each Target Company (A) has or will have timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate and complete in all material respects, and (B) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The unpaid Taxes or Tax liabilities of the Target Companies (a) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financials in accordance with U.S. GAAP and (b) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Companies in filing their Tax Returns.

(ii) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(iii) There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Company, threatened against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed claims, deficiencies or assessments against any of them. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(iv) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(v) Each Target Company has timely and properly collected or withheld all material amounts of Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(vi) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(vii) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (A) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (B) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), or the use of an improper method of accounting on or prior to the Closing Date; (C) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (D) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) any “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(viii) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(ix) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (A) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (B) as a transferee or successor, or (C) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion thereof) following the Closing Date.

(x) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(xi) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than its jurisdiction of formation, and has not otherwise engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xii) No Target Company has ever been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law).

(b) The Company is, and has at all times since its formation been, classified as a C corporation for U.S. federal, state and local income tax purposes. The U.S. federal income tax classification of each Company Subsidiary is as set forth on Section 4.15 of the Company Disclosure Letter.

(c) No Target Company has knowingly taken or failed to take (or agreed to take or not take) any action, nor is aware of any fact or circumstance, where such action, failure to act, fact or circumstance would reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Merger from qualifying for their respective Intended Tax Treatments.

Section 4.16 Real Property.

(a) The Target Companies do not own any real property.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of the Target Companies, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company is in breach of or default, in any material respect, under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole. No Target Company has exercised, nor has any Target Company received written notice of any other party’s exercise of, any termination rights with respect to any Company Real Property Lease.

Section 4.17 Personal Property. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Target Companies own and have good title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (a) Permitted Liens; and (b) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (i) constitute all of the assets and Personal Property that are necessary for the operation of the business of the Target Companies as currently conducted; (ii) taken together, are adequate and sufficient for the operation of the business of the Target Companies as currently conducted; and (iii) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and except, in each case, and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 4.18 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any group of employees of such Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 4.18(a) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims) as of the date hereof, if any, that are pending or, to the Knowledge of the Company, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Target Companies are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Target Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three (3) years prior to the date of this Agreement.

(d) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee with “Director” in his or her title (or any other higher title) by any current or former officer, employee or individual service provider of any Target Company, and (ii) no Target Company has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee with “Director” in his or her title (or any other higher title).

Section 4.19 Company Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Company is entitled to rely) or (ii) the Target Company has requested an initial favorable IRS determination of qualification or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan required to be listed on Section 4.19(a) of the Company Disclosure Letter, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter (or opinion letter) received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of business of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due prior to the date hereof have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) Neither any Target Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred.

(f) Except as set forth on Section 4.19(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (iv) otherwise give rise to any material Liability under any Company Benefit Plan.

(g) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h) Except to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

Section 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) Each Target Company is in compliance in all material respects with all applicable Environmental Laws.

(b) No material Legal Proceeding or Remedial Legal Proceeding is pending, noticed in writing or, to the Company’s Knowledge, threatened with respect to the Target Companies’ compliance with or liability under Environmental Laws.

(c) No Target Company is the subject of any outstanding Order of any Governmental Authority relating to (i) any material non-compliance by such Target Company with Environmental Laws, (ii) any material Remedial Legal Proceeding, or (iii) any material Release of a Hazardous Material.

(d) There has been no Release of any Hazardous Material by the Target Companies (i) at, in, on or under any property underlying Company Real Property Leases or in connection with the Company’s or any Company Subsidiary’s respective operations of the property underlying Company Real Property Leases or (ii) at, in, on or under any property formerly owned or leased during the time that the Company or any Company Subsidiary owned or leased such property or, to the Knowledge of the Company, at any other location where Hazardous Materials generated by the Target Companies have been transported, sent, placed or disposed of in violation in any material respect of Environmental Laws.

(e) To the Knowledge of the Company, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law, any material Remedial Legal Proceeding or any material Environmental Liabilities.

(f) To the extent legally permissible, the Company has provided to the Purchaser all material, final and non-privileged written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession or reasonable control of the Target Companies that identify non-compliance by the Target Companies with or liabilities of the Target Companies arising under Environmental Law.

Section 4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Related Person; provided that in each case of the foregoing, excluding any transaction or Contract between the Company and any Company Subsidiary. To the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies or Company Benefit Plans disclosed to the Purchaser).

Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date of this Agreement, all premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any notice of cancellation or termination, or any adverse material change other than in the ordinary course of business consistent with past practice in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.22(b) of the Company Disclosure Letter identifies, as of the date hereof, each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage in the last three (3) years.

Section 4.23 Top Customers and Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter sets forth, by aggregate dollar value of the Target Companies business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the ten (10) largest customers of the Target Companies, taken as a whole (the “Top Customers”). As of the date hereof, no Top Customer has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract to which it is a party with such Top Customer. During the past three (3) years, no Top Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a Company Material Contract.

(b) Section 4.23(b) of the Company Disclosure Letter sets forth, by aggregate dollar value of the Target Companies’ business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the ten (10) largest suppliers or manufacturers of goods or services to the Target Companies, taken as a whole (the “Top Suppliers”). As of the date hereof, no such Top Supplier has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier. During the past three (3) years, no Top Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a Company Material Contract.

(c) Except as set forth on Section 4.23(a) of the Company Disclosure Letter and Section 4.23(b) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with any of the Target Companies.

Section 4.24 Certain Business Practices.

(a) No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has, in the past five years, offered, given, paid, promised to pay, or authorized the payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative thereof knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office for the purpose of obtaining or retaining business, in each case in violation of any Anti-Bribery Law. No Target Company nor, to the Knowledge of the Company, any Representative of any Target Company has, in the past five (5) years, conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. No Target Company nor, to the Knowledge of the Company, any Representative of any Target Company has, in the past five (5) years, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. There are no actions, conditions, or circumstances that would reasonably be expected to give rise to any future Legal Proceedings against the Company related to any actual or alleged violation of any Anti-Bribery Law or Anti-Money Laundering Law. Each of the Target Companies has, in the past five (5) years, conducted operations in compliance in all material respects with all applicable financial recordkeeping and reporting requirements of the Anti-Bribery Laws and Anti-Money Laundering Laws.

(b) The operations of each Target Company are and since April 24, 2019, have been conducted at all times in material compliance with Sanctions, International Trade Laws, and Anti-Money Laundering Laws and no Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company nor any of their respective directors, officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is or since April 24, 2019, has been a Sanctioned Person or located, organized, or resident in a Sanctioned Jurisdiction.

(d) The Target Companies have since April 24, 2019, maintained in place and implemented controls and systems reasonably designed to comply with Sanctions and export controls administered and maintained by the U.S. government.

(e) No Target Company has since April 24, 2019, directly or indirectly, knowingly used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. Sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. Sanctions administered by U.S. government.

Section 4.25 Product Liability. Except as set forth on Section 4.25(a) of the Company Disclosure Letter, the products and services sold by the Target Companies have complied with and are in compliance with, in all material respects, all applicable (a) Laws and (b) express or implied warranties. Except as set forth on Section 4.25(b) of the Company Disclosure Letter, no Target Company has initiated or otherwise participated in any product or service recall or withdrawal with respect to any product or service produced, manufactured, marketed, distributed or sold in connection with the Target Companies’ business, whether voluntary or required by any Governmental Authority or applicable Law. There are no, and there have not been, any defects or deficiencies in any Target Company’s products or services that would reasonably be expected to give rise to or serve as a basis for any recall or withdrawal by any Target Company that would be material to the business of the Target Companies, taken as a whole.

Section 4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27 Finders and Brokers. Except as set forth on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.28 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in Article V (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.29 Information Supplied. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

Representations and Warranties of the Purchaser and Merger Sub

Except as set forth in (i) any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and Merger Sub represent and warrant to the Company, jointly and not severally, as of the date of this Agreement and as of the Closing (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be made then only as of such particular date or with respect to such specific period), as follows:

Section 5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of any Governmental Authority is required on the part of the Purchaser or Merger Sub with respect to the Purchaser’s or Merger Sub’s execution, delivery or performance of this Agreement, any of the Ancillary Documents to which it is or will be a party or the consummation by the Purchaser or Merger Sub of the Transactions, except for (a) any Consents disclosed on Section 5.03 of the Purchaser Disclosure Letter, (b) pursuant to the applicable requirements of the HSR Act, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be material to the Purchaser or Merger Sub.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the Transactions, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any provision of, or result in the breach of, any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, (c) violate any provision of or result in a breach, default or acceleration of, or require a consent under, create any right to payment under any material Contract to which the Purchaser or Merger Sub is a party or otherwise bound, or terminate or result in the termination of any material Contract to which the Purchaser or Merger Sub is a party or otherwise bound, or result in the creation of any Lien (other than a Permitted Lien) under any Contract upon any of the properties or assets of the Purchaser or Merger Sub, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien) or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser or Merger Sub to consummate the Transactions or reasonably be expected to be material to the Purchaser or Merger Sub.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $55,500 divided into (i) 500,000,000 Purchaser Class A Ordinary Shares, 21,946,600 of which are issued and outstanding, (ii) 50,000,000 Purchaser Class B Ordinary Shares, of which 7,153,867 shares are issued and outstanding, and (iii) 5,000,000 Purchaser Preference Shares, of which no shares are issued and outstanding. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been offered, sold or issued in violation of any applicable Laws.

(b) Subject to the terms and conditions of the Warrant Agreement, (i) in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 10,973,300 Cayman Purchaser Warrants, consisting of 10,730,800 Cayman Purchaser Public Warrants and 242,500 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been offered, sold or issued in violation of any applicable Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Section 5.05(c) of the Purchaser Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is set forth on Section 5.05(d) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) Purchaser owns all of the issued and outstanding shares of common stock of Merger Sub. No other equity interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its equity interests or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(g) Other than the Cayman Purchaser Warrants and in connection with the PIPE Investment and the Redemption pursuant to and in accordance with this Agreement, Purchaser has not granted any (i) subscription, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or any other capital stock or equity interests of Purchaser, or any other Contracts to which the Purchaser is a party or by which the Purchaser is bound, obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, the Purchaser, or (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Purchaser.

Section 5.06 SEC Filings and Purchaser Financials; Internal Controls.

(a) The Purchaser has, since the IPO, timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms, reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Reports and, to the Knowledge of the Purchaser, none of the Purchaser SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP applied on a consistent basis throughout the periods indicated; and (ii) in all material respects, applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), subject, in the case of interim financial statements, to normal recurring year-end audit adjustments (to the Knowledge of the Purchaser, none of which is expected to be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ACGCU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ACGC.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ACGCW.” The Purchaser is a listed company in good standing with Nasdaq. There is no Legal Proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. The Purchaser has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

(g) The Purchaser has not identified nor has it received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Purchaser, (ii) any fraud that involves the Purchaser’s financial statements, the Purchaser’s management or other employees who have a material role in the preparation of the Purchaser’s financial statements or the internal controls over financial reporting utilized by the Purchaser or (iii) any complaint, assertion, claim or allegation regarding any of the foregoing.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its incorporation, (a) conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related administrative activities and (b) not been subject to a Purchaser Material Adverse Effect. Since December 31, 2025, the Purchaser has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. There is no Contract or Order binding upon Purchaser or Merger Sub which has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice, any acquisition of property or the conduct of business.

Section 5.08 Undisclosed Liabilities. There is no Liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Purchaser of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) reflected on and adequately reserved for on the Purchaser’s financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business consistent with past practice; (c) arising under this Agreement or incurred in connection with the Transactions; or (d) executory obligations existing as of the date of this Agreement pursuant to any Contract, which, in each case, are not related to any breach or default by the Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its incorporation been, in compliance in all material respects with all Laws applicable to it and with respect to the conduct of its business, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or Merger Sub.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened, Legal Proceeding of any nature against the Purchaser (or any of its properties or assets) or Merger Sub that would reasonably be expected to be material to the Purchaser or the Merger Sub or that would have a material effect on the ability of the Purchaser or the Merger Sub to enter into or perform their respective obligations under this Agreement, any Ancillary Document to which either is a party, or consummate the Transactions. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any Legal Proceeding or material Orders of any Governmental Authority, nor are any such Legal Proceeding or Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims, deficiencies or assessments against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any material Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has timely and properly collected or withheld all material amounts of Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f)   The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(g) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(h) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period (or portion thereof) following the Closing Date.

(j) The Purchaser has not requested, and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Purchaser is, and has at all times since its formation been, classified as a C corporation for U.S. federal, state and local income tax purposes.

(l)   The Purchaser has not knowingly taken or failed to take (or agreed to take or not take) any action, nor is it aware of any fact or circumstance, where such action, failure to act, fact or circumstance would reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Merger from qualifying for their respective Intended Tax Treatments.

Section 5.12 Properties.

(a) Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in or to any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Sub membership interests).

(b) Except as contemplated in that certain Services Agreement, dated April 6, 2026, by and between the Sponsor and the Purchaser (as amended, supplemented or otherwise modified, the “Services Agreement”), the Purchaser does not lease, sublease or otherwise use or occupy any real property or premises. The Services Agreement is valid, binding and enforceable against the Purchaser and to each other party thereto, and is in full force and effect, subject, in each case, to the Enforceability Exceptions. Purchaser is not in breach of or default, in any material respect, under the Services Agreement, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the business of the Purchaser, taken as a whole. Purchaser has not exercised, nor has Purchaser received written notice of any other party’s exercise of, any termination rights with respect to the Services Agreement. The Purchaser SEC Reports contain a true and complete copy of the Services Agreement.

(c) Neither the Purchaser nor Merger Sub own or lease any material Personal Property (except for (i) the Purchaser’s ownership of the Merger Sub membership interests and (ii) as contemplated in the Services Agreement).

Section 5.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Trust Account. As of the date of this Agreement, Purchaser has at least $216,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 6, 2026, between Purchaser and Odyssey, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments (a) to the Purchaser’s public shareholders with respect to the redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote on a proposed Business Combination but only in the event that the applicable Business Combination is approved and consummated (or as otherwise approved by the Purchaser’s shareholders by amendment to the Purchaser’s Organizational Documents) and subject to the limitations contained in the Purchaser’s Organizational Documents; (b) to the Purchaser’s public shareholders who elect to have their Purchaser Class A Ordinary Shares repurchased by means of a tender offer subject to the provisions contained in the Purchaser’s Organizational Documents; (c) to the Purchaser’s public shareholders if any amendment is made to the Purchaser’s Organizational Documents to (i) modify the substance or timing of Purchaser’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination by the deadline set forth in the Purchaser’s Organizational Documents or (ii) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity, upon effectiveness of any such amendment, or (d) to the Purchaser’s public shareholders if Purchaser fails to consummate a Business Combination by the deadline set forth in the Purchaser’s Organizational Documents, and subject to extension by amendment to Purchaser’s Organizational Documents, including interest earned on the amounts held in the Trust Account (which interest shall be net of any taxes payable and up to $100,000 of interest to pay dissolution expenses), and (e) to Purchaser after or concurrently with the consummation of a Business Combination. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To Purchaser’s Knowledge, as of the date of this Agreement, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Purchaser or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

Section 5.16 Certain Business Practices.

(a) None of the Purchaser, Merger Sub or, to the Knowledge of the Purchaser, any of their Representatives acting on behalf of the Purchaser or Merger Sub has, within the past five (5) years, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, for the purpose of obtaining or retaining business, in each case in violation of any Anti-Bribery Laws. None of the Purchaser, Merger Sub or, to the Knowledge of the Purchaser, any Representative thereof has conducted any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged noncompliance with any Anti-Bribery Laws. None of the Purchaser, Merger Sub or, to the Knowledge of the Purchaser, any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures designed to comply with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and since April 24, 2019, have been conducted at all times in material compliance with Sanctions, International Trade Laws, and Anti-Money Laundering Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or since April 24, 2019, has been a Sanctioned Person or located, organized or resident in any Sanctioned Jurisdiction.

Section 5.17 Insurance. Section 5.17 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19 Transaction with Affiliates. There are no Contracts between (a) Purchaser or Merger Sub, on the one hand, and (b) any Purchaser Related Person other than Contracts with respect to a Purchaser Related Person’s employment with Purchaser or Merger Sub entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation). No Purchaser Related Person (i) owns any interest in any material asset or property used in the business of Purchaser or Merger Sub, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Purchaser or Merger Sub, or (iii) except for any promissory note issued to Sponsor or its Affiliates and publicly disclosed prior to the date hereof, owes any material amount to, or is owed any material amount by, Purchaser or Merger Sub.

Section 5.20 Employees; Benefit Plans. The Purchaser and Merger Sub do not have and have never had any employees, and the Purchaser has no unsatisfied liability with respect to any employee. The Purchaser and Merger Sub do not currently maintain or have any direct liability under any employee retirement or health and welfare benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of the Purchaser or Merger Sub; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 5.21 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 5.22 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. Without limiting the foregoing, the Company acknowledges that the Target Companies, or their advisors acting on behalf of or at the direction of the Target Companies, have made their own investigation of the Purchaser and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Purchaser as conducted after the Closing, or as contained in any materials provided by the Purchaser or Merger Sub or any of their respective Affiliates or any of their Representatives.

Article VI

Covenants

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.17, the Company shall reasonably cooperate with the Purchaser and its Representatives in their investigation of the Target Companies and shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and upon advance written notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments and books and records of the Target Companies, and shall use its and their commercially reasonable efforts to furnish the Purchaser and its Representatives with all financial and operating data and other information of or pertaining to the Target Companies, including information regarding the assets, Liabilities, management and employees of the Target Companies, that are in the possession of the Target Companies, in each case, as the Purchaser or its Representatives may reasonably request; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger. For the avoidance of doubt, the Company shall not be obligated under this Section 6.01 to permit Purchaser or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(b) During the Interim Period, subject to Section 6.17, the Purchaser shall reasonably cooperate with the Company and its Representatives in their investigation of the Purchaser and give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and upon advance written notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and books and records of the Purchaser and its Subsidiaries, and shall use its commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, including information regarding the assets, Liabilities, management and employees of the Purchaser and its Subsidiaries, that are in the possession of the Purchaser or its Subsidiaries, in each case, as the Company or its Representatives may reasonably request; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iii) if such information relates to the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, as set forth on Section 6.02(a) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Company Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective existing business organizations.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Company Subsidiary to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except as required by existing Company Benefit Plans or required by any Contract (including any warrant or option award) outstanding as of the date of this Agreement and a copy of which has been made available to the Purchaser;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) allow the aggregate Indebtedness of the Target Companies to exceed an amount equal to the sum of $2,500,000 plus the aggregate amount of Indebtedness of the Target Companies as reflected on the most recent Interim Company Financials; provided, that any Indebtedness under the ACP Credit Facility or an amendment or refinancing thereof prior to or in connection with the Closing shall be disregarded for purposes of this clause (iv);

(v) except as otherwise required by Company Benefit Plans in effect as of the date of this Agreement and true and correct copies of which have been made available to the Purchaser, (A) grant any severance, retention, change in control or termination or similar pay to an employee of the Target Companies other than in the ordinary course of business consistent with past practice in order to secure a release of claims in connection with an involuntary termination, provided, that any such payment does not exceed three months of base salary and continued health care coverage in plus $25,000, (B) terminate, adopt, enter into or materially amend or grant any new awards (including, for the avoidance of doubt, any equity or equity based award) under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the date of this Agreement, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any Company Subsidiary, (E) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $325,000, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with an annual base compensation in excess of $325,000, (G) waive any restrictive covenants applying to any current or former employee or independent contractor, or (H) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations not prohibited by prong (F) of this Section 6.02(b)(v));

(vi) enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Target Company as the bargaining representative for any employees of the Target Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material amounts of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Tax or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding agreements solely among any Target Companies and customary commercial Contracts the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(viii) knowingly take or agree to take any action, or knowingly fail to take or agree to fail to take any action, where such action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(ix) (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any material Owned Intellectual Property (other than (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business consistent with past practice or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or (B) disclose, divulge, furnish to or make accessible any confidential Trade Secrets constituting Owned Intellectual Property to any Person who has not entered into an agreement that adequately protects the confidentiality of such confidential Trade Secrets or is not otherwise bound by professional, ethical or legal obligations of confidentiality applicable to such confidential Trade Secrets, or (C) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision, of any Company Software any open source Software in a manner that requires any Target Company to take a Copyleft Action;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) terminate, amend or assign any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice or novations of Company Government Contracts that are required in connection with the Transactions, other than any amendment, waiver, consent, refinancing, replacement, repayment, discharge or termination of, or any other action with respect to, the ACP Credit Facility prior to or in connection with the Closing;

(xii) establish any new Subsidiary or enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiv) make any material change in accounting methods, principles or practices of the Target Companies, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate);

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or assets, in each case, having an aggregate value in excess of $1,000,000, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date of this Agreement which has been disclosed in writing or in the virtual data room to the Purchaser;

(xvii) except as required pursuant to a Contract in effect as of the date of this Agreement that has been disclosed in writing or in the virtual data room or otherwise made available to the Purchaser, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $1,000,000 (individually for any project) or $2,000,000 in the aggregate;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) voluntarily incur Liabilities in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Company Transaction Costs) other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or any amendment, waiver, consent, refinancing, replacement, repayment, discharge or termination of, or any other action with respect to, the ACP Credit Facility prior to or in connection with the Closing, in any case, outside of the ordinary course of business ;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights, in each case, outside of the ordinary course of business consistent with past practice and other than any sale, transfer or other disposal of obsolete equipment;

(xxi) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Seller Voting and Support Agreements;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiii) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, affect or disrupt the ordinary course operation of the business of the Target Companies; or

(xxiv) authorize or agree to do any of the foregoing actions.

Notwithstanding anything in this Section 6.02 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Purchaser’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, as set forth on Section 6.03(a) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), by way of an amendment to the Purchaser’s Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law or any Governmental Authority or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents (other than in relation to an Extension, as described in Section 6.03(a));

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for (A) securities issued in a PIPE Upsize (as defined in the PIPE Subscription Agreement) or to an Affiliate of any PIPE Investor, (B) securities issued in a Strategic Transaction (as defined in the PIPE Subscription Agreement) and (C) securities issued to an existing equityholder of the Company as of the date hereof (together with any Affiliates of such equityholder), provided that the aggregate gross proceeds of such issuance to such existing equityholder and its Affiliates (excluding aggregate gross proceeds from any other party) equals or exceeds $5,000,000;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than the Redemption or a conversion of the Purchaser Class B Ordinary Shares in accordance with the Purchaser’s Organizational Documents;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; provided, that this Section 6.03(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course of business consistent with past practice administrative costs and expenses and expenses incurred in connection with this Agreement, the Ancillary Documents, or the consummation of the Transactions (including the PIPE Investment);

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material amounts of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Tax or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding customary commercial Contracts the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(vi) knowingly take or agree to take any action, or knowingly fail to take or agree to fail to take any action, where such action or failure to act could reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, amend, waive or assign any material right under any material Contract of Purchaser or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) except as required or contemplated by the Transactions, establish any new Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the Purchaser or Merger Sub as of the date of this Agreement, (B) in connection with or incident to the Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence, (C) that are administrative and immaterial in nature or (D) required by, or to enforce its rights under, the Ancillary Documents;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) except as required pursuant to a Contract in effect on the date hereof, a true and complete copy of which (including any amendments, supplements, side letters or other modifications thereto) has been provided to the Company, make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business consistent with past practice or in accordance with the terms of this Section 6.03 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Notwithstanding anything in this Section 6.03 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Purchaser or Merger Sub prior to the Closing. Prior to the Closing, the Purchaser and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over their businesses, assets and operations.

Section 6.04 Updated Financial Statements; Seller Voting and Support Agreements.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event by September 21, 2026), the Company shall deliver to the Purchaser an unaudited consolidated balance sheet of the Target Companies and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows of the Target Companies as of and for the six-month periods ending June 30, 2026 and 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(b) Within three (3) Business Days of the date of this Agreement, the Company shall, to the extent not previously delivered or caused to be delivered, deliver or cause to be delivered to each SVSA Signatory the form Seller Voting and Support Agreement attached hereto as Exhibit L (the “Form SVSA”) for review and execution by such Seller, and thereafter, shall use reasonable best efforts to obtain an executed Seller Voting and Support Agreement in substantially the same form as the Form SVSA from each SVSA Signatory and any other Seller necessary to obtain the Requisite Stockholder Approval, including furnishing such SVSA Signatory or other Seller with all reasonably necessary information pertaining to this Agreement and the Transactions as such SVSA Signatory or other Seller may reasonably request. Unless otherwise consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) (each, a “Purchaser SVSA Consent”), to the extent a Seller requests substantive revisions to or material deviations from the Form SVSA as a condition to such SVSA Signatory executing a Seller Voting and Support Agreement, the SVSA Requirements must be included in such Seller’s revised Seller Voting and Support Agreement to constitute a valid Seller Voting and Support Agreement for all purposes under this Agreement. In the event the Company requests a Purchaser SVSA Consent from Purchaser in connection with a Seller Voting and Support Agreement which substantively revises or materially deviates from the Form SVSA, if following receipt of such Seller Voting and Support Agreement from the Company Purchaser does not promptly (and in any event, within three (3) Business Days of receipt of such Seller Voting and Support Agreement) provide reasonably detailed comments to such Seller Voting and Support Agreement in response to such Seller Voting and Support Agreement to the Company, Purchaser shall have been deemed to have given Purchaser SVSA Consent and Purchaser acknowledges and agrees that such Seller Voting and Support Agreement as revised, shall constitute a valid Seller Voting and Support Agreement for all purposes under this Agreement. Each Purchaser SVSA Consent, whether provided in writing or deemed pursuant to this Section 6.04(b), shall be irrevocable.

(c) As soon as reasonably practicable following the date of this Agreement (and in any event by October 5, 2026 (unless otherwise mutually agreed by the Purchaser and the Company)), the Company shall deliver to the Purchaser executed copies of valid Seller Voting and Support Agreements with (i) Sellers holding, in the aggregate, Company Securities representing at least the percentage of outstanding voting power required to obtain the Requisite Stockholder Approval, including any SVSA Signatories who are current directors or officers of the Company, and (ii) each current director and officer of the Company, in each case to the extent such Seller Voting and Support Agreements were not previously delivered on or prior to the date of this Agreement. Delivery of valid Seller Voting and Support Agreements sufficient to satisfy the immediately preceding sentence shall satisfy the Company’s obligations under this Section 6.04(c).

(d) If the Company fails to deliver all valid Seller Voting and Support Agreements as obligated under Section 6.04(c) and the Company fails to cure such breach by November 4, 2026 (unless otherwise mutually agreed by the Purchaser and the Company), the Company shall promptly (and in any event within five (5) Business Days after written notice thereof from the Purchaser to the Company) reimburse the Purchaser for all documented, out-of-pocket fees and expenses (including reasonable attorneys fees) incurred by the Purchaser specifically in connection with the preparation and filing of the Proxy Statement/Registration Statement during the period commencing on the date of this Agreement through and including the date on which the Registration Statement was filed with the SEC.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Class A Common Stock.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (1) all or a material portion of the business or assets of the Target Companies on a consolidated basis, (2) any of the shares or other equity interests of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, or (3) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Target Companies and (B) with respect to the Purchaser and its controlled Affiliates, a transaction or a series of transactions (other than the Transactions) concerning (whether directly or indirectly) (1) the acquisition or other purchase of any other Person(s) by or involving the Purchaser, (2) engaging in a business combination involving the Purchaser or any of its controlled Affiliates and any other Person(s) or (3) the acquisition or other purchase by or involving the Purchaser of (I) all or a material portion of the business or assets of any other Person(s) on a consolidated basis or (II) any equity securities of any other Person(s) (in the case of each of clause (1), (2) and (3), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), or (4) any equity or similar investment in the Purchaser other than in connection with the PIPE Investments. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute an Acquisition Proposal.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause the Company Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company so long as such Persons are aware or informed of the restrictions described in this Section 6.07), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice in writing to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any Legal Proceeding related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such Legal Proceeding and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Legal Proceeding, shall give due consideration in good faith to the other Party’s advice with respect to such Legal Proceeding and shall not settle or agree to settle any such Legal Proceeding without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall and shall cause its Affiliates to, use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all required Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of applicable Laws applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate antitrust, competition or merger control matters and actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to, and to cause its Affiliates to, make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any filing fees relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Target Companies, on the other hand) with respect to the Transactions as promptly as practicable (and in any event no later than ten (10) Business Days after the date hereof), to make an appropriate response as promptly as reasonably practicable to any reasonable request for additional information and documentary material pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to obtain all required Consents under Antitrust Laws as soon as practicable. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private Person, in each case regarding any of the Transactions; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Legal Proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Legal Proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, in each case regarding any of the Transactions; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences regarding any of the Transactions, keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (B) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the Domestication, the Sponsor Share Conversion and the Merger qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, could reasonably be expected to prevent or impede the Domestication, the Sponsor Share Conversion or the Merger from qualifying for their respective Intended Tax Treatments. If the Company reasonably determines that there is a significant risk that the Merger will not qualify for its respective Intended Tax Treatment, but would reasonably be expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company disregarded as an entity separate from the Purchaser for U.S. federal income tax purposes were consummated, in accordance with Delaware Law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), the Company shall notify and consult with the Purchaser promptly after such determination, and the Company and the Purchaser shall work together in good faith and use reasonable best efforts to restructure the Transactions to incorporate the Second Merger so that (and to the extent) the Merger and the Second Merger, taken together, qualify for such Intended Tax Treatment. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the qualification of the Domestication, the Sponsor Share Conversion or the Merger for their respective Intended Tax Treatments by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Merger Sub, the Purchaser or Purchaser Shareholders, including that the Domestication or the Sponsor Share Conversion qualify for their respective Intended Tax Treatments and (y) any counsel to the Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Target Companies or the holders or beneficial owners of equity or other securities of the Target Companies, including that the Merger qualifies for its respective Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) Following the Closing Date, the Purchaser shall reasonably cooperate with the shareholders holding stock of the Purchaser during any period ending prior to the Closing Date to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to compute any income or gain arising (i) if applicable, as a result of the Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable shareholders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

Section 6.12 Company Warrants. Prior to the Closing, the Company shall cause the Company Warrants to be amended so that they are capable of allowing for exercise on a cashless basis in connection with the Transactions by their terms.

Section 6.13 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Section 6.14 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i)   As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (including all amendments and supplements thereto, the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding Purchaser Ordinary Shares and the Cayman Purchaser Warrants, respectively, (in each case, including those included in the Cayman Purchaser Units) in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, (C) the shares of Domesticated Purchaser Common Stock subject to the Purchaser Options, and (D) the shares of Domesticated Purchaser Common Stock subject to the Domesticated Purchaser Warrants (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be split 50/50 by the Purchaser and the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including the Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval.

(i) The Purchaser shall (A) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (1) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (2) duly give notice of and convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (3) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (B) provide its shareholders with the opportunity to elect to effect a Redemption in conjunction with the shareholder vote on the Transaction Proposals.

(ii) The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders (A) to approve, as an ordinary resolution, this Agreement and the Transactions, including the Domestication and the Merger, in accordance with applicable Law and exchange rules and regulations, (B) to approve, as a special resolution of the holders of the Purchaser Class B Ordinary Shares entitled to vote thereon, the Domestication, (C) to approve, as a special resolution, by the holders of the Purchaser Class B Ordinary Shares entitled to vote hereon, the adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, (D) to approve, as an ordinary resolution, any separate or unbundled advisory proposals as are required to implement the adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, (E) to approve, as an ordinary resolution, the issuance of shares of Domesticated Purchaser Common Stock, Domesticated Purchaser Series A Preferred Stock and Domesticated Purchaser PIPE Investor Warrants as required by Nasdaq Listing Rule 5635, (F) to approve, as an ordinary resolution, the adoption by the Purchaser of the Purchaser Incentive Award Plan and the Purchaser ESPP, (G) to approve, as an ordinary resolution passed by the holders of the Purchaser Class B Ordinary Shares entitled to vote thereon, the appointment of the director nominees in accordance with Section 6.19 of this Agreement, (H) to approve, as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Organizational Documents, as a special resolution), any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) to approve, as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Organizational Documents, as a special resolution), any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, including but not limited to any amendments to the Purchaser’s Organizational Documents prior to Domestication, for the purposes of approving, or in conjunction with the consummation of, the Business Combination, and (J) to approve, as an ordinary resolution, the adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of the Purchaser (1) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (2) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (3) to facilitate the Domestication, the Merger or any of the other Transactions or if the Purchaser determines that one or more of the conditions to Closing is not satisfied or waived (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the shareholders of the Purchaser that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Purchaser described in the Recitals hereto, a “Purchaser Modification in Recommendation”).

(iii) To the fullest extent permitted by applicable Law, (A) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Purchaser Modification in Recommendation, (B) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (C) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.14(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval; provided, that, the Purchaser Shareholders’ Meeting may not be postponed or adjourned (I) for the first time, for more than fifteen (15) days, and (II) in the case of any proposed subsequent postponement or adjournment, without the written consent of the Company and for which written consent of the Company may not be unreasonably withheld, conditioned or delayed.

(iv) The Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the vote on the Transaction Proposals at the Purchaser Shareholders’ Meeting, as required by the Purchaser’s Organizational Documents (the “Redemption”).

(c) Company Stockholder Approvals.

(i) Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Requisite Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Sellers pursuant to the terms of the Seller Voting and Support Agreement promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Sellers. The Company shall provide the Purchaser with copies of each Written Consent it receives within two (2) Business Days following receipt of such Written Consent.

(ii) To the extent the Requisite Stockholder Approval is not delivered pursuant to Section 6.14(c)(i) within three (3) Business Days following the effectiveness of the Registration Statement (as declared effective under the Securities Act), then the Company shall take all action necessary to duly call, given notice, convene and hold a meeting of the shareholders of the Company as soon as practicable, and, in connection therewith, the Company shall (a) mail an information statement and proxy solicitation which shall include, without limitation, the Registration Statement in advance of such meeting for the purpose of soliciting from the stockholders of the Company proxies to vote in favor of the adoption of this Agreement and approval of the Transactions; and (b) use its reasonable best efforts to secure the vote or consent of the stockholders of the Company required by applicable Law to obtain such approval. The Company shall keep the Purchaser updated with respect to proxy solicitation results as requested by the Purchaser. Once the shareholder meeting of the Company has been duly called and noticed, the Company shall not postpone or adjourn such shareholder meeting without the consent of the Purchaser (other than: (i) in order to obtain a quorum of stockholders of the Company; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with the Purchaser to hold the shareholder meeting of the Company prior to, or, on the same day and at the same time as the Purchaser Shareholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(iii) The board of directors of the Company shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Sellers that they vote in favor of and adopt the Merger and the other Transactions (together with any withdrawal, amendment, qualification or modification of its recommendation to the Sellers described in the Recitals hereto, a “Company Modification in Recommendation”).

(iv) If the Purchaser terminates this Agreement pursuant to Section 8.01(j), the Company shall promptly (and in any event within five (5) Business Days after written notice thereof from the Purchaser to the Company) reimburse the Purchaser for all documented, out-of-pocket fees and expenses (including reasonable attorneys fees) incurred by the Purchaser in connection with this Agreement, the Ancillary Documents and the Transactions up to an aggregate amount equal to $1,000,000 (collectively, the “Purchaser Expense Reimbursement”). The payment obligation set forth in this Section 6.14(c)(iv) is a condition to and consequence of such termination, is not a penalty, and is a reasonable estimate and reimbursement of the actual out-of-pocket costs and expenses incurred by the Purchaser in connection with this Agreement, the Ancillary Documents and the Transactions. The Company waives any defense, objection or claim based on the characterization of the Purchaser Expense Reimbursement as liquidated damages or a penalty. The Purchaser Expense Reimbursement shall be the sole and exclusive remedy of Purchaser in the event Purchaser terminates this Agreement pursuant to Section 8.01(j), other than any other rights or remedies available to the Purchaser at law or in equity, for any willful breach or any Fraud Claim in accordance with and pursuant to this Agreement, and receipt of the Purchaser Expense Reimbursement shall not waive any such rights.

Section 6.15 Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree, prior to the Closing, to a form of equity incentive plan that provides for the grant of equity and equity-based incentive awards to eligible service providers of the Company and Company Subsidiaries following the Closing (the “Purchaser Incentive Award Plan”) and a form of employee stock purchase plan in which eligible employees of the Company and the Company Subsidiaries may be eligible to participate following the Closing (the “Purchaser ESPP”), and such agreement by either Party shall not be unreasonably withheld, conditioned or delayed. If such Purchaser Incentive Award Plan and Purchaser ESPP are in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Purchaser Incentive Award Plan and Purchaser ESPP and submit them for approval of the Purchaser Shareholders at the Purchaser Shareholders’ Meeting. As soon as practicable following the date that is sixty (60) days after the Closing Date and subject to applicable securities Laws, Purchaser shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated Purchaser Common Stock issuable under the Purchaser Incentive Award Plan and the Purchaser ESPP, and Purchaser shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Purchaser Incentive Award Plan and the Purchaser ESPP remain outstanding. The Purchaser and the Company shall determine the initial awards that shall be granted under the Purchaser Incentive Award Plan to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor (the “Initial Grants”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. For clarity, the Purchaser’s rights under this Section 6.15(a) with respect to the Initial Grants shall not apply to any awards that are granted under the Purchaser Incentive Award Plan following the Effective Time, other than the Initial Grants. For further clarity, any other awards that are granted under the Purchaser Incentive Award Plan after the Effective Time shall be determined and approved by the Post-Closing Purchaser Board or the compensation committee of the Post-Closing Purchaser Board if designated for such purpose by the Post-Closing Purchaser Board.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 6.15 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.16 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement in the form mutually agreed by the Company and the Purchaser prior to the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days following the date of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days following the Closing Date), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws in a form mutually agreed to by the Company and the Purchaser prior to the Closing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

Section 6.17 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.17(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided and use commercially reasonable efforts to obtain reasonable assurance of confidential treatment; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law (ii) legal, fiduciary or professional obligation, (iii) in accordance with bona fide written document retention policies and procedures or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business consistent with past practice; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (x) the Company, each Company Subsidiary, or their respective Affiliates and Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws (subject to the procedures described above, to the extent legally permissible), and (y) no notice or further action shall be required in respect of disclosure of the Purchaser Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Company, any Company Subsidiary, or their respective Affiliates and Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not expressly targeted at the Purchaser, the Transactions or the Purchaser Confidential Information.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided and use commercially reasonable efforts to obtain reasonable assurance of confidential treatment; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with bona fide written document retention policies and procedures or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business consistent with past practice; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws (subject to the procedures described above, to the extent legally permissible), (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.18 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and the Company Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.19 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all such action within their power as may be necessary or appropriate so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will be classified as to term and will initially consist of no fewer than five (5) directors, (i) with the Company’s appointees being the individuals listed on Section 6.19(a)(i) of the Company Disclosure Letter (as may be amended or supplemented as provided in Section 6.19(a)(i) of the Company Disclosure Letter by the Company, in its sole discretion, prior to Closing, the “Company Appointee Directors”), one of whom will be appointed as initial chairperson of the Post-Closing Purchaser Board, one of whom will be appointed as initial chairperson of the audit committee and one of whom will be appointed as initial chairperson on the compensation committee as set forth on Section 6.19(a)(i) of the Company Disclosure Letter, (ii) with the Purchaser’s appointee being the one (1) individual listed on Section 6.19(a)(ii) of the Purchaser Disclosure Letter (as may be amended or supplemented as provided in Section 6.19(a)(ii) of the Purchaser Disclosure Letter by the Purchaser and reasonably acceptable to the Company, prior to Closing) (the “Purchaser Appointee Director”), and (iii) with Maestro SPV LLC’s appointee being one (1) individual identified by Maestro SPV LLC prior to Closing and reasonably acceptable to the Company) (the “PIPE Preferred Appointee Director”, and collectively with the Company Appointee Directors, the “Designated Directors”). To the extent any Designated Director declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules (as mutually determined by the Company and the Purchaser with the advice of counsel), and such Designated Director is a Company Appointee Director, the Company shall determine (in its sole discretion) a replacement individual to serve as a director on the Post-Closing Purchaser Board, and to the extent such Designated Director is a Purchaser Appointee Director, the Company and the Purchaser shall mutually agree upon a replacement individual to serve as a director on the Post-Closing Purchaser Board. The Purchaser shall use its reasonable best efforts to obtain resignations effective immediately after Closing from the directors of the Purchaser that are not to remain directors on the Post-Closing Purchaser Board.

(b) The Parties agree that (i) their mutual intent is that the initial offices and committees of the Post-Closing Purchaser Board, and certain initial actions of the Post-Closing Purchaser Board, will be as set forth on Section 6.19(b) of the Company Disclosure Letter subject to the limitations therein (as may be amended or supplemented as mutually agreed by the Company and the Purchaser), and (ii) they will use commercially reasonable efforts to prepare mutually agreeable written resolutions implementing such designations and appointments for the Post-Closing Purchaser Board to consider and, if thought fit, to adopt immediately following the Closing (or as soon thereafter as the Post-Closing Purchaser Board determines), provided, that each of the Parties acknowledges and agrees that such designations, appointments and actions (including with respect to clause (i) and (ii) above) shall be made by the Post-Closing Purchaser Board in its sole and absolute discretion.

(c) At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(d) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be (i) the individuals listed on Section 6.19(d) of the Company Disclosure Letter (as may be amended or supplemented as mutually agreed by the Company and the Purchaser) and (ii) such other individuals as mutually agreed by the Company and the Purchaser.

Section 6.20 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan or other enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.20 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall have obtained and funded non-rescindable “tail” directors’ and officers’ liability insurance coverage covering claims asserted against directors and officers of the Purchaser during the six (6) year period following the Closing in respect of acts or omissions occurring prior to the Closing. At or prior to the Closing, the Target Companies shall purchase non-rescindable “tail” directors’ and officers’ liability insurance coverage covering claims asserted against directors and officers of the Target Companies during the six (6) year period following the Closing in respect of acts or omissions occurring prior to the Closing covering, unless such coverage will be afforded under the D&O policies of the post-business combination company.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Target Companies under this Section 6.20(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.20 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.20.

(d) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.20.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares, as required by the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and prior to the Domestication, the Purchaser shall complete the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Purchaser Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under section 206 of the Cayman Companies Act and the Purchaser shall obtain a certificate of de-registration from the Cayman Registrar.

Section 6.23 PIPE Investment. The Purchaser and the Company shall use their reasonable best efforts to satisfy the conditions to the closing obligations contained in the PIPE Subscription Agreements.

Section 6.24 Affiliate Agreements. Except as set forth on Section 6.24 of the Company Disclosure Letter, all agreements with Related Persons shall be terminated or settled at or prior to the Closing without further liability to the Purchaser, the Surviving Corporation or the Target Companies, in each case.

Section 6.25 Intellectual Property Matters. To the extent that any Company Registered IP that is Owned Intellectual Property is subject to any form of Liens, other than Permitted Liens, recorded at the United States Patent and Trademark Office, the United States Copyright Office or any similar intellectual property registries in other jurisdictions (each, an “IP Office”), on the Closing Date, the applicable Target Company shall deliver to Purchaser documentation evidencing the release of such Liens and, promptly after the Closing Date, file or have filed such releases with each applicable IP Office and provide evidence of such filing(s) to Purchaser.

Section 6.26 Sponsor Indemnification.

(a) To the fullest extent permitted by applicable Law and the Purchaser’s Organizational Documents, and subject to the limitations of this Section 6.26, the Purchaser hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable law and subject to receipt of an undertaking by the applicable Sponsor Indemnitee to repay advanced amounts if it is determined that such Sponsor Indemnitee is not entitled to indemnification) the Sponsor and its present and former: controlled Affiliates, managers, officers, and directors (and solely to the extent acting at the request or on behalf of the Sponsor, the present and former managers, officers and directors of the Sponsor’s controlled Affiliates) (each, a “Sponsor Indemnitee”) from all reasonable and documented costs, fees, and expenses, and any judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all fees paid or payable in connection with or in respect of such judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed Legal Proceeding, whether civil, criminal, administrative or investigative in nature, to the extent arising out of acts or omissions of such Sponsor Indemnitee taken in such Sponsor Indemnitee’s capacity as a sponsor, director, officer, manager, member or controlled Affiliate of the Purchaser prior to the Closing in connection with the affairs of the Purchaser (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between the Purchaser and the applicable Sponsor Indemnitee); provided, that in no event shall the foregoing apply to (A) any claim or Legal Proceeding by a party to the Sponsor Lock-Up Agreement or the A&R Registration Rights Agreement arising out of or related to the breach by the Sponsor of its post-Closing obligations under such agreements, (B) subject to Section 6.26(b), any amounts to the extent actually recovered by such Sponsor Indemnitee under any insurance policy or other indemnity, contribution or advancement arrangement (the intent of this clause (B) being to avoid duplicate payments to a Sponsor Indemnitee) or (C) any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement by reason of such Sponsor Indemnitee’s fraud, willful breach, gross negligence, intentional misconduct or knowing violation of Law; provided, further, that no Sponsor Indemnitee may settle any Legal Proceeding for which indemnification is sought hereunder without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such Purchaser consent shall be required if such settlement includes a full and unconditional release of the Purchaser, the Company, the Sellers and their respective Affiliates from all liability with respect to such Legal Proceeding and does not include any admission of wrongdoing by any such Person; provided, further, that, no Sponsor Indemnitee shall be entitled to indemnification hereunder unless such Sponsor Indemnitee delivers written notice of a claim for indemnification to the Purchaser within 24 months following the Closing Date; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and the Purchaser shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third party beneficiaries of this Section 6.26.

(b) The Purchaser hereby acknowledges that the Sponsor Indemnitees may have certain rights to indemnification, advancement of expenses, or liability insurance provided by one or more other Persons (each an “Indemnitor”). The Purchaser hereby agrees that (i) the Purchaser is the indemnitor of first resort (i.e., its obligations to any such Sponsor Indemnitee provided in Section 6.26(a) (collectively, “Indemnity Arrangements”) are primary), and any obligation of an Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Sponsor Indemnitee is secondary and excess, (ii) each Sponsor Indemnitee shall use reasonable efforts to seek recovery under any insurance policy which may provide coverage for such expenses or liabilities; provided, that such efforts shall not alter the Purchaser’s status as indemnitor of first resort or require exhaustion of such insurance policy or the commencement of any Legal Proceedings before the Purchaser advances expenses or provides indemnification as required by this Section 6.26, (iii) the Purchaser shall advance the full amount of expenses incurred by such Sponsor Indemnitee and shall be liable for the full amount of all costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement by or on behalf of any such Sponsor Indemnitee, to the extent legally permitted and as required by any Indemnity Arrangement, without regard to any rights such Sponsor Indemnitee may have against an Indemnitor, and (iv) the Purchaser irrevocably waives, relinquishes and releases the Indemnitors from any claims the Purchaser may have against the Indemnitors for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. The Purchaser agrees that no advancement or indemnification payment by any Indemnitor on behalf of any such Sponsor Indemnitee shall affect the foregoing, and each Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Indemnitee against the Purchaser.

Section 6.27 Name Change. Prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to “May Mobility Technology, Inc.” or another name mutually agreed on by the Purchaser and the Company prior to the Domestication.

Article VII
Closing Conditions

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval shall have been obtained.

(b) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the consummation of the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no Legal Proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and all other Consents from Governmental Authorities, if any, that are required to consummate the Transactions, shall have been obtained.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date): (i) the representations and warranties set forth in Section 5.05 (Capitalization) shall be true and correct in all but de minimis respects (subject to customary adjustments for redemptions and similar matters), (ii) each of the representations and warranties set forth in Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), and Section 5.15 (Finders and Brokers) shall be true and correct in all material respects, (iii) the representations and warranties set forth in Section 5.07(b) (Absence of Certain Changes) shall be true and correct in all respects, and (iv) each of the Purchaser’s and Merger Sub’s other representations and warranties shall be true and correct (without regard to any materiality or Purchaser Material Adverse Effect qualifications contained therein) except where any such failures, individually or in the aggregate, to be so true and correct have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement that is continuing and uncured.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Minimum Cash Amount; Trust Account. (i) The net proceeds remaining in the Trust Account (after giving effect to the Redemption and any payment of any Closing Indebtedness actually paid in cash by the Company at the Closing, but prior to the payment of Company Transaction Costs or Purchaser Transaction Costs) plus the proceeds of the PIPE Investment to be funded at or prior to the Closing shall equal no less than the Minimum Cash Amount and (ii) the Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account available to Purchaser at the Closing. For the avoidance of doubt, no repayment, discharge, amendment, refinancing, replacement, waiver, consent or similar accommodation with respect to the ACP Credit Facility, and no election by the Company to leave the ACP Credit Facility outstanding, shall be required for purposes of satisfying this Section 7.02(e).

(f) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock.

(g) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Resignation Letters. Each of the directors and officers set forth on Section 7.02(g)(iii) of the Purchaser Disclosure Letter shall have executed and delivered to the Company a resignation letter in form and substance reasonably satisfactory to the Company, which, for the avoidance of doubt, shall not require the director or officer to release any claims.

(iv) Ancillary Documents. The Purchaser shall have delivered to the Company a copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor.

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date): (i) the representations and warranties set forth in Section 4.03(a) (Capitalization) shall be true and correct in all but de minimis respects, (ii) each of the representations and warranties set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), and Section 4.27 (Finders and Brokers) shall be true and correct in all material respects, (iii) the representations and warranties set forth in Section 4.08(a) (Absence of Certain Changes) shall be true and correct in all respects, and (iv) each of the Company’s other representations and warranties shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) except where any such failures, individually or in the aggregate, to be so true and correct have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions, and (C) evidence reasonably satisfactory to the Purchaser that the Requisite Stockholder Approval has been obtained and remains in full force and effect since being obtained.

(iii) [Reserved.]

(iv) Closing Indebtedness. Solely with respect to Closing Indebtedness, the Company shall have delivered, or caused to be delivered, to the Purchaser:

(A) a duly executed pay-off letter from each of the holders of such Closing Indebtedness being repaid at the Closing, in a form reasonably satisfactory to Purchaser, certifying that all such Closing Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 3.03(c) hereof; and

(B) documentation evidencing to the reasonable satisfaction of Purchaser the release of all Liens securing any Closing Indebtedness that is repaid in full at or prior to the Closing; provided, that no repayment or discharge of any amounts outstanding under the ACP Credit Facility or any amendment or refinancing thereof entered into prior to the Closing, and no pay-off letter, lien release, waiver, consent or other documentation with respect thereto, shall be required as a condition to the Closing.

(v) Ancillary Documents. The Company shall have delivered to the Purchaser:

(A) a properly completed and duly executed IRS Form W-9 (or, as relevant, an applicable IRS Form W-8) from the Sellers representing the Requisite Stockholder Approval; and

(B) a copy of the A&R Registration Rights Agreement, duly executed by the directors, officers and Sellers listed on Section 7.03(d)(iv)(B) of the Company Disclosure Letter.

(C) a certificate on behalf of the Company, in form and substance reasonably satisfactory to Purchaser, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s breach of this Agreement.

Article VIII
Termination and Expenses

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company by written notice to the Purchaser if there has been a Purchaser Modification in Recommendation at any time prior to the receipt of the Purchaser Shareholder Approval;

(c) by written notice by the Purchaser or the Company if the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the Purchaser or the Company if the Closing has not occurred by May 26, 2027 (the “Outside Date”); provided, however, (i) the Outside Date shall be automatically extended by thirty (30) days if, as of the Outside Date, any of the conditions set forth in Section 7.01(c), Section 7.01(d) or Section 7.01(e) has not been satisfied, (ii) the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach by such Party of this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date, and (iii) that, solely with respect to the Company’s right to terminate this Agreement pursuant to this Section 8.01(d), the “Outside Date” shall automatically be extended by one (1) calendar day for every calendar day after September 21, 2026, that the Updated Financial Statements are not delivered pursuant to Section 6.04(a);

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions, and such Law, Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the breach by such Party of this Agreement was the primary cause of, or resulted in, such Law, Order or action;

(f)   by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Purchaser is in material uncured breach of this Agreement;

(h) by written notice by the Company to Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination) and (ii) the condition set forth in Section 7.02(e) is not capable of being satisfied as of three (3) Business Days prior to the day when the Closing is required to occur pursuant to Section 3.01 (taking into account the aggregate proceeds remaining in the Trust Account after giving effect to the Redemption and the aggregate proceeds of the PIPE Investment that have been funded or are required to be funded by PIPE Investors in connection with the Closing pursuant to the terms of the applicable PIPE Subscription Agreements); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the failure of such condition to be satisfied was caused by the Company’s breach of its obligations under this Agreement;

(i) by written notice by the Purchaser to the Company, if the Company has failed to deliver valid Seller Voting and Support Agreements satisfying the requirements of Section 6.04(c) on or prior to November 4, 2026; or

(j) by the Purchaser by written notice to the Company if there has been a Company Modification in Recommendation at any time prior to the receipt of the Requisite Stockholder Approval.

Section 8.02 Expenses. Except as provided herein, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 8.03 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.04(d), Section 6.14(c)(iv), Section 6.16, Section 6.17, Section 8.02, Article IX, and this Section 8.03 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX
Miscellaneous

Section 9.01 No Survival. Except (a) as otherwise contemplated in Section 8.03 or (b) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser: ACP Holdings Acquisition Corp. 3131 Eastside Street Houston, Texas Attn: Andrew Mallozzi Email: dmallozzi@atlascreditpartners.com with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attn: Stephen P. Alicanti, Esq.; Sidney Burke, Esq.

Email: stephen.alicanti@us.dlapiper.com; sidney.burke@us.dlapiper.com

If to the Company, to: May Mobility, Inc. 650 Avis Drive Ann Arbor, Michigan 48108 Attn: Sid Venkatesan Email: sid.venkatesan@maymobility.com with a copy (which will not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Haim Zaltman; Tad Freese; Ryan Lynch

Email: haim.zaltman@lw.com; tad.freese@lw.com; ryan.lynch@lw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the rights set forth in Section 6.20 and the rights set forth in Section 9.14, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided, that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any Party may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement, including any exhibits and schedules attached hereto, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, undertakings, understandings or agreements, oral or otherwise, other than those expressly set forth or referred to herein or in the Ancillary Documents, which collectively supersede all prior agreements and the understandings, whether written or oral, among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have (A) been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its requested Representatives have been given access to the electronic folders containing such information or (B) provided or made available by the Company or any of its Representatives to Purchaser or its Representatives by email.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign, facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (ii) the Purchaser following the Closing, the Company or any member of the MM Group, on the other hand, any legal counsel, including DLA, that represented the Purchaser or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all confidential or privileged communications prior to the Closing (including written and electronic communications in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Purchaser, the Sponsor or any other member of the SPAC Group, on the one hand, and DLA, on the other hand (collectively, the “SPAC Privileged Materials”), the attorney/client privilege, the expectation of client confidence and any other privilege or similar rights shall survive the Transactions and shall be owned and controlled solely by the SPAC Group after the Closing and shall not pass or be claimed by the MM Group or their Affiliates (including the Purchaser following the Closing); provided, that, the SPAC Group and its Representatives shall reasonably cooperate with the MM Group and the Company (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the SPAC Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties agree to take all steps reasonably necessary to ensure that any and all privileges attaching to the SPAC Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the SPAC Group. The MM Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Company and its Affiliates, following the Closing) also agree that they will not, directly or indirectly, obtain or seek to obtain from DLA any such SPAC Privileged Materials (or assist any other Person in seeking or obtaining SPAC Privileged Materials) and agree not to access, review, use or rely on any SPAC Privileged Materials in any dispute involving any of the Parties after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser or the Surviving Corporation.

(b) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the stockholders, shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “MM Group”), on the one hand, and (ii) the Company (following the Closing) or any member of the SPAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the MM Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all confidential or privileged communications prior to the Closing (including written and electronic communications in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company or any member of the MM Group, on the one hand, and Latham, on the other hand (collectively, the “MM Privileged Materials”), the attorney/client privilege, the expectation of client confidence and any other privilege or similar rights shall survive the Transactions and shall be owned and controlled solely by the MM Group and shall not pass to or be claimed by the SPAC Group or their Affiliates (including the Company following the Closing); provided, that, the MM Group and its Representatives shall reasonably cooperate with the SPAC Group and the Company (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the MM Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties agree to take all steps reasonably necessary to ensure that any and all privileges attaching to the MM Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the MM Group. The SPAC Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Company and its Affiliates, following the Closing) also agree that they will not, directly or indirectly, obtain or seek to obtain from Latham any such MM Privileged Materials (or assist any other Person in seeking or obtaining MM Privileged Materials) and agree not to access, review, use or rely on any MM Privileged Materials in any dispute involving any of the Parties after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(c) Latham has represented the MM Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the SPAC Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have Latham be disqualified from representing (a) any member of the MM Group in connection with any dispute that may arise between such parties and the SPAC Group or the Target Companies or (b) the Purchaser or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the MM Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser’s assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (b) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (c) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemption and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable disclosure letter, or any section thereof, with reference to any section of this Agreement or section of the applicable disclosure letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable disclosure letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable disclosure letter. Certain information set forth in the Company Disclosure Letter or the Purchaser Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article X
Definitions

Section 10.01  Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“ACP” means ACP Redstone Credit, LLC.

“ACP Credit Facility” means that certain Credit and Guarantee Agreement between ACP as administrative agent for the lenders party thereto from time to time, and the Company as borrower, and the other Company Subsidiaries party thereto from time to time, dated May 15, 2026.

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to: (a) the quotient of (i) the Purchase Price, divided by (ii) $10.00; less (b) the lesser of (i) 50% of the aggregate number of (A) Non-Redemption Shares (as defined in the PIPE Subscription Agreements) subject to payment by the Purchaser, plus (B) the Backstop Shares (as defined in the PIPE Subscription Agreements) issuable, and (ii) 1,375,000.

“Agreement” has the meaning specified in the Preamble.

“AI/ML” has the meaning set forth in the definition of “Software.”

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter), the A&R Registration Rights Agreement, the Sponsor Lock-Up Agreement, the Seller Voting and Support Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreement, Cyrus Lock-Up Agreement and Keyframe Lock-Up Agreement.

“Anti-Bribery Law” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including, to the extent applicable, the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials) that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official or representative of a Governmental Authority or regulatory authority or commercial entity to obtain a business advantage.

“Anti-Money Laundering Laws” means, with respect to any Person, the applicable anti-money laundering Laws of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority in such jurisdiction, including, without limitation, (a) the Bank Secrecy Act, (b) the U.S. Currency and Foreign Transaction Reporting Act of 1970, (c) the Money Laundering Control Act of 1986, and (d) the USA PATRIOT Act, in each case, including the rules, regulations and applicable financial recordkeeping and reporting requirements promulgated thereunder and as amended from time to time.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Audited Financial Statements” has the meaning specified in Section 4.06(a).

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold simultaneously with the closing of the Purchaser’s IPO in a private placement to the Sponsor and the representative of the Purchaser’s underwriters.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the Purchaser’s IPO.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.16(b).

“Closing Indebtedness” means the aggregate Indebtedness of the Target Companies as of immediately prior to the Effective Time; provided, that Closing Indebtedness shall exclude (a) Financial Indebtedness and (b) any Indebtedness under the ACP Credit Facility for which there is no contractual obligation to repay at Closing (whether obtained by amendment, waiver, consent, refinancing or replacement thereof entered into prior to or in connection with the Closing).

“Closing Press Release” has the meaning specified in Section 6.16(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Appointee Directors” has the meaning specified in Section 6.19(a).

“Company Benefit Plans” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee or other individual service provider of the Company or the Company Subsidiaries, or with respect to which the Company or any Company Subsidiary has any Liability, whether direct or indirect, whether actual or contingent, whether formal or informal, and whether legally binding or not (other than a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan or program that is sponsored solely by a Governmental Authority and to which the Company or any Company Subsidiary is required to contribute pursuant to applicable Law).

“Company Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Security” means each convertible promissory note, simple agreement for future equity or similar instrument or Contract issued by the Company or entered into by the Company pursuant to which any Person has the right to convert or exchange such instrument or Contract into equity securities of the Company (for the avoidance of doubt, excluding Company Warrants and Company Options).

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Equity Incentive Plan” means the Company’s 2017 Stock Plan, as amended.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of shares of (a) Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including all Company Common Stock issued upon conversion or exercise of all issued and outstanding Company Convertible Securities, Company Warrants exercisable for Company Preferred Stock, and Company Preferred Stock pursuant to Section 2.01), (b) all shares of Company Common Stock issuable upon full exercise of all issued and outstanding Company Warrants exercisable for Company Common Stock (calculated using the treasury method of accounting on a cashless exercise basis), and (c) all Company Common Stock issuable upon full exercise of all Vested Company Options (calculated on a net exercise basis), but excluding the number of shares of Company Common Stock issuable upon full exercise of Company Options that are not Vested Company Options.

“Company Government Contract” has the meaning specified in Section 4.10(a).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or when aggregated with other Events, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (b) does or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement (including any changes in Laws relating to autonomous vehicles), (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, or any suspension of trading in securities or any securities exchange, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19) or material and adverse change in climate, (v) any acts of terrorism or war, military action, sabotage, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, including any escalation or worsening thereof; (vi) any failure of the Target Companies to meet any projections, including forecasts of revenues, earnings, cash flows, or other financial metrics for any future period (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet the aforementioned has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Target Companies operate (including (A) increases in the cost of products, supplies, materials, components, sensors, semiconductors, computing hardware or other goods purchased from third party suppliers, (B) autonomous vehicle incidents involving any Person other than the Target Companies, and (C) material and adverse changes in industry technical standards, interoperability requirements, or safety standards applicable to autonomous vehicles), (viii) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (ix) any matter set forth on the Company Disclosure Letter, (x) any action taken by, or at the request of, the Purchaser, or (xi) any cyberattack, data breach, ransomware event or other cybersecurity incident that is of general applicability and not specifically targeted at the Target Companies; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v), (vii) or (xi) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the autonomous vehicle industries in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to such similarly situated companies.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Modification in Recommendation” has the meaning specified in Section 6.14(c)(iii).

“Company Options” means each option to purchase equity securities of the Company, in each case, granted pursuant to the Company Equity Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Preferred Stock” means preferred stock of the Company, par value $0.0001 per share.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means all equity interests of the Company, including, without limitation, Company Common Stock, Company Convertible Securities, Company Preferred Stock, Company Options and Company Warrants.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Subsidiary” or “Company Subsidiaries” has the meaning specified in Section 4.04.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tail; (e) 50% of the fees related to the filing of the Registration Statement; (f) 50% of all fees or other amounts charged by any Governmental Authorities relating to filings or applications made in accordance with Section 6.09(b); and (g) all Transfer Taxes, but excluding any amounts payable by the Purchaser hereunder.

“Company Warrants” means all warrants to purchase any stock or other equity interests of the Company.

“Consent” means any consent, clearance, approval, waiver, authorization, waiting period expiration or termination of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Action” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Cyrus Lock-Up Agreement” has the meaning specified in the Recitals.

“D&O Indemnified Party” has the meaning specified in Section 6.20(a).

“D&O Tail” has the meaning specified in Section 6.20(b).

“Designated Directors” has the meaning specified in Section 6.19(a).

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 2.04.

“DLA” means DLA Piper LLP (US).

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser PIPE Investor Warrants” has the meaning specified in the Recitals.

“Domesticated Purchaser Series A Preferred Stock” has the meaning specified in the Recitals.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of worker health and safety (to the extent related to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, and sanctions incurred as a result of any claim or demand by any other Person under, or in response to any violation of, Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Permit required by Environmental Laws, Order, or Contract with any Governmental Authority or other Person, that relates to any violation of Environmental Law or any Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning specified in Section 2.03(a).

“Exchange Ratio” means the Aggregate Consideration divided by the Company Fully Diluted Capital.

“Excluded Share” has the meaning specified in Section 2.02(a)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Financial Indebtedness” means the obligations of the Target Companies under the Contracts set forth on Section 10.01(d) of the Company Disclosure Letter.

“Form SVSA” has the meaning specified in Section 6.04(b).

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Government Bid” means any quotation, bid or proposal by a Target Company that is outstanding and in effect as of the date of this Agreement, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any Contract, grant, basic ordering agreement, letter contract, or order between a Target Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Governmental Authority” means any federal, state, local, or foreign government or other governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department, board, bureau or agency or any official, executive, legislature, court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (private or public).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, due to its harmful, hazardous or deleterious properties including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, toxic mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations issued thereunder.

“Income Taxes” means income, capital gains, franchise, and similar Taxes.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practice), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnitor” has the meaning specified in Section 6.26(b).

“Indemnity Arrangements” has the meaning specified in Section 6.26(b).

“Initial Grants” has the meaning specified in Section 6.15(a).

“Intellectual Property” means any and all intellectual property and proprietary rights arising anywhere in the world, including: (a) all United States and foreign patents and patent applications (and all inventions disclosed or claimed therein), patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, social media user names and handles, and similar source identifiers, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) all United States, international, and foreign copyrights (whether registered or unregistered), rights in copyrightable works and in other original works of authorship (including Software), together with all registrations and applications relating thereto (“Copyrights”); (d); (e) industrial designs and any registrations and applications therefor throughout the world; (f) Trade Secrets; (g) proprietary rights in Software, data, databases, data compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (h) any and all other intellectual or industrial property rights arising under or otherwise protectable by applicable law in any jurisdiction; and (i) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals hereto.

“Interim Company Financials” has the meaning specified in Section 4.06(a).

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means: (a) all applicable trade, export control, import, and antiboycott Laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any Governmental Authority, except to the extent inconsistent with U.S. Law.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of April 7, 2026 (File No. 333-294120).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment.

“Keyframe Lock-Up Agreement” has the meaning specified in the Recitals.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the individuals set forth on Section 10.01(b) of the Company Disclosure Letter and (b) the Purchaser, the actual knowledge of the individuals set forth on Section 10.01(c) of the Purchaser Disclosure Letter.

“Latham” has the meaning specified in Section 9.14(b).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, legally-binding directive, writ, injunction, settlement, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any written claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, investigation, hearing, or proceeding, by or before any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 2.03(b).

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material IP Contracts” has the meaning specified in Section 4.13(a)(xiv).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble.

“Minimum Cash Amount” means an amount equal to $120,000,000.

“MM Group” has the meaning specified in Section 9.14(b).

“MM Japan” has the meaning specified in Section 4.01.

“MM IP Holdings” has the meaning specified in Section 4.01.

“MM Privileged Materials” has the meaning specified in Section 9.14(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“Odyssey” means Odyssey Transfer and Trust Company.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software, Software-enabled services or data services commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $50,000 per year.

“Offer Documents” has the meaning specified in Section 6.14(a)(i).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software, all Company Registered IP that is owned or purported to be owned by a Target Company and all other Intellectual Property required to be set forth in Section 4.14(a)(ii) of the Company Disclosure Letter.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, consents, approvals, clearances, authorizations, exemptions, licenses, franchises, concessions, ratifications, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which are not violated in any material respect; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property or the Target Companies’ use of the property subject thereto; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past practice of the Target Companies; (h) Liens arising under this Agreement or any Ancillary Document; and (i) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of the Target Companies’ business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Preferred Appointee Director” has the meaning specified in Section 6.19(a).

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.19.

“Privacy Laws” means any Laws relating to privacy, data security, data breach notification, electronic and telephonic communications, the processing of Personal Information, and the Payment Card Industry Data Security Standard.

“Privacy Requirements” has the meaning specified in Section 4.14(g).

“Proprietary AI/ML” has the meaning specified in Section 4.14(h).

“Purchase Price” means $1,350,000,000.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Appointee Directors” has the meaning specified in Section 6.19(a).

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser of a nominal or par value of $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser of a nominal or par value of $0.0001 per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the Company Confidential Information.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser ESPP” has the meaning specified in Section 6.15(a).

“Purchaser Expense Reimbursement” has the meaning set forth in Section 6.14(c)(iv).

“Purchaser Incentive Award Plan” has the meaning specified in Section 6.15(a).

“Purchaser Material Adverse Effect” means any Event that, individually or when aggregated with other Events, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser or (b) does or would reasonably be expected to prevent, materially delay or materially impede the ability of the Purchaser or Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether there has been or will be a “Purchaser Material Adverse Effect”: (i) the announcement of this Agreement and consummation of the Transactions; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19) or material and adverse change in climate, (iv) any acts of terrorism or war, military action, sabotage, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, including any escalation or worsening thereof; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, in each case who is not Purchaser or an Affiliate of Purchaser, under any PIPE Subscription Agreement or similar agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security, a blanket suspension of trading in securities or any securities exchange by a Governmental Authority, or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Modification in Recommendation” has the meaning specified in Section 6.14(b)(ii).

“Purchaser Option” has the meaning specified in Section 2.02(a)(iii).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means prior to the Domestication, preference shares of the Purchaser of a nominal or par value of $0.0001 per share.

“Purchaser Related Person” means any officer, director, manager, employee or trustee of the Purchaser or its Affiliates.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (a) the Transaction Proposal identified in clause (B) Section 6.14(b)(ii) by special resolution under Cayman Islands Law, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Class B Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (b) the Transaction Proposal identified in clause (C) of Section 6.14(b)(ii) by special resolution under Cayman Islands Law, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (c) those Transaction Proposals identified in clauses (A), (D), (E), (F), (H), and (I) of Section 6.14(b)(ii), in each case, by an ordinary resolution under Cayman Islands Law, being a resolution passed by a simple majority of the outstanding Purchaser Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), (or if required by applicable Law, or the Purchaser’s Organizational Documents as a special resolution, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting), (d) the Transaction Proposal identified in clause (G) of Section 6.14(b)(ii) by an ordinary resolution under Cayman Islands Law, being a resolution passed by a simple majority of the outstanding Purchaser Class B Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting and (e) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.14(b)(i).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders; (c) 50% of the fees related to the filing of the Registration Statement; and (d) 50% of all fees or other amounts charged by any Governmental Authorities relating to filings or applications made in accordance with Section 6.09(b).

“Redemption” has the meaning specified in Section 6.14(b)(iv).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.14(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions required by a Governmental Authority to (a) clean up, remove, treat, monitor, study, investigate or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not violate any Environmental Law, or (c) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Stockholder Approval” means the approval of this Agreement and the Transactions, including the Merger, by the affirmative vote or written consent of the stockholders of the Company, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is the target of Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Jurisdiction; (c) the government of a Sanctioned Jurisdiction or the Government of Venezuela; (d) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (e) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union Member State, the United Kingdom, Japan and any other jurisdiction in which the Target Companies operate.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Merger” has the meaning specified in Section 6.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Voting and Support Agreement” means a Seller Voting and Support Agreement, by and among the Purchaser, the Company and a Seller, pursuant to which, among other things, such Seller has agreed to take customary and reasonable actions in support of and, upon the effectiveness of the Registration Statement, vote or consent to adopt and approve this Agreement and the other documents contemplated hereby to which such Seller is or will be a party (including the applicable Ancillary Documents) and the Transactions.

“Sellers” shall mean those holders of equity securities of the Company, collectively.

“Series A Preferred Stock Certificate of Designation” has the meaning specified in the Recitals.

“Services Agreement” has the meaning specified in Section 5.12(b).

“Signing Filing” has the meaning specified in Section 6.16(b).

“Signing Press Release” has the meaning specified in Section 6.16(b).

“Software” means any and all (i) computer software, firmware and computer programs and applications, including all middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form, and all software modules, tools and databases; and (ii) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”).

“SPAC Group” has the meaning specified in Section 9.14(a).

“SPAC Privileged Materials” has the meaning specified in Section 9.14(a).

“Sponsor” means Union Street Sponsor, LLC, a Delaware limited liability company.

“Sponsor Indemnitee” has the meaning set forth in Section 6.26.

“Sponsor Share Conversion” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of September 15, 2026 (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company, the Purchaser and the other parties thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“SVSA Requirements” means provisions contemplating the following: (i) an acknowledgement that such Seller has received and reviewed a copy of this Agreement; (ii) an agreement by such Seller to vote (or cause to be voted), or execute and promptly deliver a written consent (or cause a written consent to be executed and promptly delivered) covering, all of such Seller’s Company Securities which are entitled to vote: (A) to approve and adopt this Agreement and the consummation of the Transactions, (B) against any Alternative Transaction or any proposal relating to an Alternative Transaction, (C) to convert all outstanding shares of Company Preferred Stock held by such Seller into Company Common Stock as of immediately prior to the Effective Time, (D) against any proposal, action or agreement that would (1) impede, interfere, frustrate, prevent or nullify any provision of this Agreement or the Transactions, (2) result in any of the conditions set forth in Article VII of this Agreement not being fulfilled or (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Seller contained in such Seller Voting and Support Agreement or any Ancillary Document such Seller is or will be party to; (iii) an agreement by such Seller, solely in its capacity as a stockholder of the Company, not to commence, join in, facilitate, assist or encourage, and an agreement to take all actions reasonably necessary to opt out of any class in any class action with respect to, any Legal Proceeding, against the Purchaser, the Company or any of their respective successors or directors (A) challenging the validity of, or seeking to enjoin the operation of, any provision of such Seller Voting and Support Agreement or this Agreement or (B) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into such Seller Voting and Support Agreement, this Agreement or the Transactions; (iv) a waiver by such Seller of any rights of appraisal or rights to dissent from the Transactions that such Seller may have with respect to such Seller’s Company Securities under applicable Law; (v) an agreement by such Seller not to (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Company Securities owned by such Seller or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Company Securities owned by such Seller; and (vi) to the extent applicable to such Seller, an agreement by such Seller to terminate, subject to the occurrence of the Effective Time, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company board of directors observer rights or rights to receive information delivered to the Company board of directors or other similar rights not generally available to stockholders of the Company between such Seller and the Company, but excluding, for the avoidance of doubt, any rights such Seller may have that relate to any commercial, business, technology or employment agreements or arrangements between such Seller (or any of its Affiliates) and the Company or any other Target Company, which shall survive in accordance with their terms; provided, that in each case of (i)-(vi), as any such acknowledgement, agreement or waiver, as applicable, may be reasonably conditioned as determined by the Company and the Purchaser in good faith to be acceptable (such acceptance not to be unreasonably withheld, conditioned or delayed).

“SVSA Signatory” means each (i) current officer, director and Affiliate of the Company, and (ii) Seller holding Company Securities representing, together with such Seller’s Affiliates, 5% or more of the outstanding voting power.

“Target Companies” means, collectively, the Company and the Company Subsidiaries.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Third-Party Datasets” has the meaning specified in Section 4.14(h).

“Top Customers” has the meaning set forth in Section 4.23(a).

“Top Suppliers” has the meaning set forth in Section 4.23(b).

“Trade Secrets” means any trade secrets, confidential business information, designs, research or development information, processes, techniques, technical information, specifications, engineering drawings, methods, know-how, mask works, discoveries and inventions (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.14(b)(ii).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established and maintained by Trustee pursuant to the terms of the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

“Updated Financial Statements” has the meaning specified in Section 6.04.

“Vested Company Option” means a Company Option to the extent that it is vested and outstanding immediately prior to the Effective Time.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 6, 2026, by and between the Purchaser and Odyssey, as warrant agent.

“Written Consent” has the meaning specified in Section 6.14(c)(i).

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

ACP HOLDINGS ACQUISITION CORP.

By:	/s/ Andrew Mallozzi
Name:	Andrew Mallozzi
Title:	Chief Executive Officer

Merger Sub:

Maestro Merger Sub, inc.

By:	/s/ Andrew Mallozzi
Name:	Andrew Mallozzi
Title:	President

The Company:

May MOBILITY, INC.

By:	/s/ Edwin Olson
Name:	Edwin Olson, Ph.D.
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

EXHIBIT A

Purchaser Charter upon Domestication

EXHIBIT B

Purchaser Bylaws upon Domestication

EXHIBIT C

Certificate of Merger

EXHIBIT D

Series A Preferred Stock Certificate of Designation

EXHIBIT E

Domesticated Purchaser PIPE Investor Warrants

EXHIBIT F

A&R Registration Rights Agreement

EXHIBIT G

Sponsor Lock-Up Agreement

EXHIBIT H

Cyrus Lock-Up Agreement

EXHIBIT I

Keyframe Lock-Up Agreement

EXHIBIT J

Certificate of Incorporation of Surviving Corporation

EXHIBIT K

Bylaws of Surviving Corporation

EXHIBIT L

Form SVSA